UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ORGANOGENESIS HOLDINGS INC.
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ORGANOGENESIS HOLDINGS INC.

85 Dan Road

Canton, Massachusetts 02021

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2024 Annual Meeting of Stockholders, which is being held as follows:

Date:	June 20, 2024

Time:	11:00 a.m., Eastern time

Location:	Virtual annual meeting of stockholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2024

At the meeting, we will ask our stockholders to:

•

re-elect as our directors Alan A. Ades, Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, David Erani, Jon Giacomin, Gary S. Gillheeney, Sr., Michele Korfin, Arthur S. Leibowitz, Glenn H. Nussdorf, and Gilberto Quintero, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

•	approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement;

•	approve an amendment to our 2018 Equity Incentive Plan to increase the number of shares of Class A common stock reserved for issuance thereunder by 15,900,000 shares;

•	ratify the appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2024; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person (virtually), by proxy or via the internet or telephone. We have elected to hold our annual meeting via remote communication again this year. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/ORGO2024. Whether or not you plan to attend the virtual meeting, we ask that you promptly complete and return your proxy card by mail or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes.

You are entitled to participate in and submit questions in writing during the annual meeting if you were a stockholder as of the close of business on April 23, 2024. To be admitted to the virtual annual meeting at www.virtualshareholdermeeting.

com/ORGO2024, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. Online check-in will begin 15 minutes before the scheduled meeting start time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number. A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2024.

Only stockholders of record at the close of business on April 23, 2024 may vote at the meeting.

By order of the Board of Directors,

William R. Kolb

Secretary

April 29, 2024

*****************

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy card or vote by internet or telephone, whether or not you plan to attend the virtual annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2024

This proxy statement and our fiscal year 2023 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com.

INFORMATION ABOUT THE MEETING

The Meeting

The 2024 Annual Meeting of Stockholders of Organogenesis Holdings Inc. will be held virtually at 11:00 a.m., Eastern time, on Thursday, June 20, 2024 at www.virtualshareholdermeeting.com/ORGO2024. At the meeting, stockholders of record on the record date for the meeting who are present (virtually) or represented by proxy will have the opportunity to vote on the following matters:

•

the re-election of Alan A. Ades, Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, David Erani, Jon Giacomin, Gary S. Gillheeney, Sr., Michele Korfin, Arthur S. Leibowitz, Glenn H. Nussdorf, and Gilberto Quintero, each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

•	approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement;

•	approve an amendment to our 2018 Equity Incentive Plan to increase the number of shares of Class A common stock reserved for issuance thereunder by 15,900,000 shares; and

•	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending on December 31, 2024.

Our board of directors does not intend to present to the annual meeting any business other than the proposals described in this proxy statement. Our board of directors was not aware, as of a reasonable time before making this proxy statement available to our stockholders, of any other business that properly may be presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

This Proxy Solicitation

This proxy statement and the enclosed proxy card are being furnished because our board of directors is soliciting your proxy to vote at the annual meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

The proxy materials, including this proxy statement and our fiscal year 2023 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com on or about April 29, 2024.

Who May Vote

Holders of record of our Class A common stock at the close of business on April 23, 2024 are entitled to one vote per share of Class A common stock on each proposal properly brought before the annual meeting.

A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2024. In addition, you may contact our Chief Administrative and Legal Officer, Lori Freedman, at our offices located at 85 Dan Road, Canton, MA 02021, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, on any business day from June 10, 2024 to the time of the annual meeting.

How to Vote

If your shares are registered in your name, you may vote online while virtually attending the annual meeting by visiting www.virtualshareholdermeeting.com/ORGO2024 or by proxy without attending the meeting. Registered stockholders may also vote by telephone or on the internet prior to the meeting by following the instructions included with your proxy card mailed to you on or about April 29, 2024. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the board of directors given below.

Shares Held by Brokers or Nominees

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the internet prior to the meeting.

If your shares are registered in your name or, in certain instances, if your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the meeting, you will need to access the live audio webcast of the meeting at www.virtualshareholdermeeting.com/ORGO2024 and follow the instructions for stockholder voting.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1, regarding the election of directors, Proposal 2, regarding the approval of compensation of the named executive officers, and Proposal 3, regarding an amendment to the 2018 Equity Incentive Plan, are all “non-routine” proposals. If you do not instruct your broker how to vote with respect to such proposals, your broker will not vote on such proposals and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on such proposals. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 4, the ratification of RSM US LLP as our independent registered public accounting firm, is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If a broker or nominee holds shares of our Class A common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1, Proposal 2 and Proposal 3, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business

At the close of business on April 23, 2024, a total of 132,572,465 shares of our Class A common stock were outstanding. Our bylaws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple stockholders in one household. If you would like to receive your own set of proxy statements, annual reports and related materials, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee, or Broadridge Investor Communication Solutions, Inc. by sending such request by mail to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-866-540-7095.

To request a printed copy of the proxy statement, annual report and form of proxy relating to this stockholder meeting or future stockholder meetings, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above.

May I change my vote?

If you are a registered stockholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the meeting and voting online during the meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

What vote is required to approve each proposal?

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the election of directors (Proposal 1). Broker non-votes and proxies marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director indicated. The eleven director nominees receiving the highest number of votes will be elected. The compensation of the named executive officers (Proposal 2), the amendment of the 2018 Equity Incentive Plan (Proposal 3) and the ratification of the selection of the independent registered public accounting firm (Proposal 4) will each be approved if each proposal receives a majority of the votes cast. Proposals 2 and 4 are non-binding proposals.

Where is the meeting held?

The annual meeting will be conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2024. You will be able to participate, submit questions and vote your shares electronically. To do so, you will need to visit www.virtualshareholdermeeting.com/ORGO2024 and use the 16-digit control number provided with the voting instructions.

Please allow ample time for the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.

How do I submit a question at the annual meeting?

If you wish to submit a question on the day of the annual meeting, beginning at 10:45 a.m., Eastern Time on June 20, 2024, you may login and ask a question at www.virtualshareholdermeeting.com/ORGO2024. The annual meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/ORGO2024 in advance of the meeting. The meeting guidelines will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

No Appraisal Rights

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the re-election of Alan A. Ades, Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, David Erani, Jon Giacomin, Gary S. Gillheeney, Sr., Michele Korfin, Arthur S. Leibowitz, Glenn H. Nussdorf, and Gilberto Quintero each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. At each Annual Meeting of Stockholders, each of our directors is elected until the next annual meeting to succeed the directors whose terms are then expiring.

The following table sets forth certain information as of April 19, 2024, regarding our directors, each of whom has been nominated for re-election.

Name	Age	Position(s)
Alan A. Ades	85	Director
Robert Ades	50	Director
Michael J. Driscoll(1)	63	Director
Prathyusha Duraibabu(2)(3)	45	Director
David Erani	35	Director
Jon Giacomin(1)(2)(3)	59	Director, Chair of Nominating Committee and Chair of Compensation Committee
Gary S. Gillheeney, Sr.	69	Chair of the Board, President and Chief Executive Officer
Michele Korfin(3)	52	Director
Arthur S. Leibowitz(1)(2)(3)	70	Lead Independent Director and Chair of Audit Committee
Glenn H. Nussdorf	69	Director
Gilberto Quintero(2)	59	Director

(1)	Member of the Nominating Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Directors

Alan A. Ades has served as a member of our board of directors since 2003. Mr. Ades is a Co-founder and Principal Owner of A & E Stores, Inc., and served as its President and Chief Executive Officer from 1966 through 2020. Mr. Ades founded Rugby Realty Co., Inc. in 1980 and has served as its Principal since 1980. Mr. Ades has a B.A. in Business Administration from the University of Michigan and an L.L.B. from New York University Law School. We believe Mr. Ades is qualified to serve on our board of directors due to his investment and financial experience, his expertise in business management and his long term significant ownership interest in the Company. Mr. Ades is the father of Robert Ades.

Robert Ades has been a member of our board of directors since 2020. Mr. Ades has been a Principal of Rugby Realty Co., Inc. since 2005. Mr. Ades has over fifteen years of experience in commercial real estate. Mr. Ades received a B.A. in English Literature from the University of Michigan. We believe Mr. Ades is qualified to serve on our board of directors due to his business experience and the Ades family’s long term significant ownership interest in the Company. Mr. Ades is the son of Alan A. Ades.

Michael J. Driscoll has served as a member of our board of directors since 2022. Dr. Driscoll served as a Dean of the Richard J. Bolte, Sr. School of Business at Mount St. Mary’s University from 2018 until 2021. From 2010 to 2018, Dr. Driscoll was a professor of finance and economics at the Robert B. Willumstad School of Business at Adelphi University. Prior to his career in education, Dr. Driscoll worked for 28 years in the financial services industry. Among his career highlights during this period, he served as the Global Head of Trading for Geosphere Capital LLC, a hedge fund focused on global natural resources and industrials, from 2007 to 2010 and as a Senior Managing Director of Equity Trading at Bear, Stearns & Co. Inc., a global investment bank, from

2002 to 2007. Dr. Driscoll received a B.S. in Marine Transportation from SUNY Maritime College, an M.B.A. from Adelphi University and an Ed.D. from the University of Pennsylvania. We believe Dr. Driscoll is qualified to serve on our board of directors due to his experience in finance and economics.

Prathyusha Duraibabu has been a member of our board of directors since 2021. She has over two decades of experience in optimizing financial operations, driving organizational change, building diverse teams, and delivering results. Ms. Duraibabu has served as Chief Financial Officer of Sangamo Therapeutics, Inc., a genomic medicine company since June 2021 and has been with the company since March 2019 as its Vice President, Finance. Prior to joining Sangamo, Ms. Duraibabu served as Corporate Controller at Pacific Biosciences of California, Inc., a public commercial biotechnology company, from June 2010 to March 2019, where she was responsible for global financial operations, strategy, audit, and tax. Ms. Duraibabu received her B.S. in Accounting from Oxford Brookes University in Oxford, United Kingdom, and her M.B.A. from San Jose State University, California. Ms. Duraibabu is a Certified Public Accountant in the State of California. We believe that Ms. Duraibabu is qualified to serve on our board of directors due to her breadth of financial, operational, and compliance experience in various industries including biotechnology.

David Erani has served as a member of our board of directors since 2020. Mr. Erani has served as a Senior Consultant for UIC Inc. since 2015. Mr. Erani received a B.A. in Mathematics and a B.S. in Physics from Johns Hopkins University. We believe Mr. Erani is qualified to serve on our board of directors due to his business experience and the Erani family’s long term significant ownership interest in the Company. Mr. Erani is the son of Albert Erani, a former director.

Jon Giacomin has been a member of our board of directors since 2021. Mr. Giacomin serves as the Chief Operating Officer of the American Medical Association (“AMA”), a position he has held from January 2023 to present. Before joining the AMA, Mr. Giacomin served as the Chief Executive Officer of U.S. Anesthesia Partners, Inc. (“USAP”), a privately-owned, single-specialty anesthesia practice, from 2019 until 2021. Prior to joining USAP, Mr. Giacomin held various leadership positions at Cardinal Health, Inc. (NYSE: CAH) from 2001 to 2019, a leading distributor of pharmaceuticals, global manufacturer and distributor of medical and laboratory products and provider of performance and data solutions for health care facilities. Mr. Giacomin most recently served as Chief Executive Officer of Cardinal Health’s Medical Segment and previously served as Chief Executive Officer of its Pharmaceutical Segment from 2014 to 2018. Mr. Giacomin began his career as a Nuclear Engineer and Surface Warfare Officer in the U.S. Navy and subsequently held positions at Sotera Health Company (Nasdaq: SHC) and Griffith Micro Science International Inc. before joining Cardinal Health. Mr. Giacomin received a B.S. in Mechanical Engineering from the University of Notre Dame, and an MBA in Finance from the University of Chicago’s Booth School of Business. We believe that Mr. Giacomin is qualified to serve on our board of directors due to his experience in business management and experience working with public and private companies in the healthcare industry.

Gary S. Gillheeney, Sr. has served as our President and Chief Executive Officer since 2014, as a member of our board of directors since 2018 and as Chair of our board of directors since 2023. Previously, he served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer from 2003 to 2014 and as our Chief Financial Officer from 2002 to 2003. Prior to joining Organogenesis, Mr. Gillheeney held executive positions at Innovative Clinical Solutions, Ltd., a provider of decision support and clinical knowledge solutions to healthcare staff, from 1999 to 2002, as its Chief Operating Officer, Chief Financial Officer, as well as Treasurer and Secretary. Prior to joining Innovative Clinical Solutions, Mr. Gillheeney held positions as Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary at Providence Energy Corporation. Mr. Gillheeney has a B.S. in Accounting from American International College and an M.B.A. from Bryant College. We believe that Mr. Gillheeney is qualified to serve on our board of directors due to his service as our President and Chief Executive Officer and his extensive knowledge of our company and industry.

Michele Korfin has been a member of our board of directors since 2022. Ms. Korfin served as the Chief Operating and Chief Commercial Officer of Gamida Cell Ltd. (Nasdaq: GMDA) from 2020 to 2024. Ms. Korfin was responsible for leading the operations strategy and execution for Omisirge, the only allogeneic stem cell therapy approved by the U.S. Food and Drug Administration (FDA) on the basis of a global randomized Phase 3 trial. Ms. Korfin also oversaw Omisirge launch initiatives. She also provided oversight for the operations and commercial strategy for the Natural Killer Cell platform. Prior to joining Gamida Cell, Ms. Korfin served as Chief Operating Officer at TYME Technologies, Inc. (Nasdaq: TYME), a biotechnology company focused on therapeutic candidates that target cancer metabolism, from 2018 until 2020. From 2016 until 2018, she was Vice President of Market Access at Kite Pharma, Inc., or Kite, a biotechnology company engaged in the development of cancer immunotherapy products that is now part of Gilead Sciences. At Kite, she oversaw the market access strategy, including payer relations, reimbursement and government affairs for Yescarta®, the first approved CAR-T therapy in lymphoma. She also worked closely with the manufacturing and supply chain teams at Kite to prepare for FDA approval and commercialization. Before joining Kite, Ms. Korfin spent more than a decade at Celgene Corporation (now part of Bristol Myers Squibb) in a variety of key strategic and operational roles, including overseeing the global development programs for Revlimid®, a therapy approved for patients with certain hematologic malignancies. She also led Celgene Corporation’s oncology sales force of over 120 representatives responsible for Abraxane®, which is now a standard of care in pancreatic cancer. Ms. Korfin holds an M.B.A. from Harvard Business School and a B.S. in Pharmacy from Rutgers University. She is a Registered Pharmacist in New Jersey. She is also on the Board of Trustees of BioNJ, the organization that represents the biotechnology industry for New Jersey. We believe that Ms. Korfin is qualified to serve on our board of directors due to her experience in business management and experience working with public and private companies in the pharmaceutical industry.

Arthur S. Leibowitz has been a member of our board of directors since 2018 and has served as Lead Independent Director since 2023. Mr. Leibowitz is a clinical professor at the Robert B. Willumstad School of Business at Adelphi University, where he teaches courses in accounting and auditing to both graduate and undergraduate students. Mr. Leibowitz began as an adjunct professor at Adelphi University in 2008, became a full-time lecturer in 2010 and was promoted to clinical professor in 2013. Mr. Leibowitz previously served as a member of the board of directors and the audit committee of Arotech Corporation (formerly on Nasdaq: ARTX) from 2009 to 2014. Before joining Adelphi University, Mr. Leibowitz was an audit and business assurance partner at PricewaterhouseCoopers. During his twenty-seven years at PwC, Mr. Leibowitz served in a national leadership role for PwC’s retail industry group and was the portfolio audit partner for one of PwC’s leading private equity firm clients. Mr. Leibowitz is a certified public accountant in New York State and received a B.S. in accounting from Brooklyn College and a Masters of Accountancy from Stetson University. We believe that Mr. Leibowitz is qualified to serve on our board of directors due to his experience working with public and private companies on corporate finance and accounting matters.

Glenn H. Nussdorf has served as a member of our board of directors since 2003. Mr. Nussdorf has served as Chief Executive Officer of Quality King Distributors, Inc., a distributor of health and beauty care products and prescription drugs, and its subsidiary QK Healthcare, Inc., since 1999. Previously, Mr. Nussdorf served as Chief Operating Officer of Quality King from 1997 to 1998 and as a Senior Vice President from 1994 to 1996. Mr. Nussdorf is also a major stockholder of Parlux Holdings, Inc., a vertically integrated wholesale distributor and specialty retailer of perfumes and fragrances. Since 2017, Mr. Nussdorf has also served as a member of the board of directors of Parlux Holdings, Inc. We believe Mr. Nussdorf is qualified to serve on our board of directors due to his investment and financial experience, his expertise in business management and his long term significant ownership interest in the Company.

Gilberto Quintero has been a member of our board of directors since 2022. Dr. Quintero has served as Global Chief Quality Officer at Kimberly-Clark Corporation (NYSE: KMB) since 2019. He previously served as the Chief Quality and Regulatory Affairs Officer for Pharmaceuticals and Medical Devices at Cardinal Health, Inc. (NYSE: CAH) from 2015 to 2019. Dr. Quintero’s experience also includes eleven years at Wyeth/Pfizer where he had technical leadership positions in R&D, Quality and Technical Operations. Dr. Quintero received his PhD in Chemistry from Texas A&M University, his M.B.A. from the University of Tennessee at Chattanooga and his Bachelor of Science in Chemistry from Catholic University of Puerto Rico. We believe that Dr. Quintero is qualified to serve on our board of directors due to his experience in quality and regulatory roles and significant business experience.

If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

The eleven nominees receiving the greatest number of votes cast will be elected as directors. Brokers may not vote shares they hold for you in the election of Directors unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALAN A. ADES, ROBERT ADES, MICHAEL J. DRISCOLL, PRATHYUSHA DURAIBABU, DAVID ERANI, JON GIACOMIN, GARY S. GILLHEENEY, SR., MICHELE KORFIN, ARTHUR S. LEIBOWITZ, GLENN H. NUSSDORF AND GILBERTO QUINTERO AS DIRECTORS.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO

OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a “say-on-pay” vote. Under Section 14A of the Securities Exchange Act of 1934, we must hold this advisory vote at least once every three years. In light of the vote of our stockholders recommending annual say-on-pay votes at our 2022 Annual Meeting of Stockholders, we intend to continue to seek this input on an annual basis.

The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “Executive Compensation,” and includes the “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation and the accompanying narrative disclosure, all as set forth in this proxy statement. The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation and the actual compensation of our named executive officers identified in that section. The compensation committee and our board of directors believe that the policies and practices described in the “Executive Compensation” section of this proxy statement are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for 2023 reflects and supports those policies and practices.

The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the voting outcome. The say-on-pay vote is not binding on the compensation committee or our board of directors. However, the compensation committee and our board of directors will take into account the result of the vote when determining future executive compensation arrangements.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: TO APPROVE AMENDMENT TO THE 2018 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

We are asking stockholders to approve an amendment to our 2018 Equity Incentive Plan, referred to as the 2018 Plan, to increase the number of shares of Class A common stock reserved for issuance under the plan by 15,900,000 shares. The 2018 Plan is an important part of our compensation program and we believe it is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment in which employees view equity incentives as an important component of their compensation.

The closing price of our common stock on the Nasdaq Capital Market on April 23, 2024 was $2.98 per share. The material terms of the 2018 Plan and a more detailed description of the proposed amendment are set forth below.

General Description of 2018 Plan

The purpose of the 2018 Plan is to (i) provide long-term incentives and rewards to those employees, officers, directors and other key persons (including consultants) of the Company and its subsidiaries who are in a position to contribute to the long-term success and growth of the Company and its subsidiaries, (ii) to assist the Company and its subsidiaries in attracting and retaining persons with the requisite experience and ability, and (iii) to more closely align the interests of such employees, officers, directors and other key persons with the interests of the Company’s stockholders. The 2018 Plan permits us to grant cash and equity-based awards to our employees, officers, directors and key persons (including consultants and prospective employees), including incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, performance share awards and dividend equivalent rights. To date, we have granted incentive stock options, non-statutory stock options and restricted stock units under the 2018 Plan. As of April 17, 2024, 833 employees were eligible to participate in the 2018 Plan. In addition, as of April 17, 2024, 14,433,385 shares of common stock are reserved for issuance under the 2018 Plan, of which 9,820,032 shares are subject to outstanding option awards, 4,360,491 shares are subject to outstanding RSUs and 252,862 shares remain available for future awards. Outstanding options have exercise prices ranging from $2.51 to $15.63. The weighted average exercise price of all outstanding options is $4.85 per share. All options granted have a term of ten years. In addition to options, 7,270,251 restricted stock units, or RSUs, have been issued to date, of which 2,447,831 shares have vested (including shares that were forfeited for tax withholding purposes) and 461,929 shares have been cancelled.

The Board of Directors has discretion with respect to the amount of any awards granted under the 2018 Plan and, therefore, total awards that may be granted during a fiscal year to our employees, including our executive officers, are not determinable until completion of the year. Each of our independent directors is awarded restricted stock units each year. These awards typically vest in full on or about the first anniversary of the grant date, subject to continued service by the director. For more information, see “Director Compensation” below.

The following table sets forth shares underlying awards granted under the 2018 Plan through April 19, 2024:

Total Awards Under the 2018 Plan

Number of Shares of Common Stock Underlying Options and Awards
Current executive officers:
Gary S. Gillheeney, Sr., President and Chief Executive Officer	6,536,324
David C. Francisco, Chief Financial Officer	1,260,260
Patrick Bilbo, Chief Operating Officer	1,772,038
Robert Cavorsi, Vice President, Strategy	396,336
Lori Freedman, Chief Administrative and Legal Officer	1,461,317
Brian Grow, Chief Commercial Officer	1,615,611
Antonio S. Montecalvo, Vice President, Health Policy	643,365
Current executive officers as a group (7 persons)	13,685,251
Current non-employee directors as a group (10 persons)	912,579
Other Organogenesis employees as a group	3,099,155

Total Awards through April 19, 2024(1)	17,696,985

(1)	Includes an aggregate of 331,999 shares underlying options and awards granted under the 2018 Plan to former executive officers and non-employee directors.

We have one equity compensation plan under which awards are currently authorized for issuance, the 2018 Plan. In connection with the consummation of the business combination in December 2018, our board of directors discontinued any new issuances under the Organogenesis Inc. 2003 Stock Incentive Plan, or 2003 Plan. If options outstanding under the 2003 Plan expire unexercised, they will not become available for future issuance. Both the 2018 Plan and the 2003 Plan were approved by our stockholders. The following table provides information regarding securities authorized for issuance as of April 17, 2024 under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights, and vesting of outstanding restricted stock units (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	16,085,950	(1)	$4.40	252,862	(2)
Equity compensation plans not approved by security holders:	—		$—	—
Totals:	16,085,950		$4.40	252,862

(1)	Consists of shares of our Class A common stock issuable upon exercise of outstanding options and vesting of outstanding restricted stock units issued under the 2018 Plan and the 2003 Plan.
(2)	Consists of shares of our Class A common stock reserved for future issuance under the 2018 Plan.

Administration and Eligibility

Awards are made by the Board of Directors, typically after recommendations by our Compensation Committee. Subject to certain limitations, the Board of Directors may delegate to our Chief Executive Officer (so long as our Chief Executive Officer is a member of the Board of Directors) or to one or more members of our Board of Directors the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or “covered employees” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors administers the 2018 Plan and determines the terms and conditions of each award to our executive officers and directors, including the exercise price, the form of payment of the exercise price, the number of shares subject to the award and the time at which such options become exercisable. The exercise price of any stock option granted under the 2018 Plan may not, however, be less than the fair market value of the common stock on the date of grant and the term of any such option cannot be greater than 10 years.

Awards

The 2018 Plan provides for the following categories of awards:

Options. Our 2018 Plan permits the granting of options to purchase common stock that are intended to qualify as “incentive stock options” under the Code, and options that do not qualify as incentive stock options, which are referred to as non-statutory stock options. We may grant non-qualified stock options to our employees, directors, officers, consultants or advisors in the discretion of our Board of Directors. Incentive stock options will only be granted to our employees. The exercise price of each incentive stock option may not be less than 100% of the fair market value of shares of our common stock on the date of grant. If we grant incentive stock options to any person holding 10% or more of the outstanding voting stock of the Company, the exercise price may not be less than 110% of the fair market value of shares of our common stock on the date of grant. The exercise price of any non-qualified stock option will be determined by our Board of Directors and may not be less than the fair market value of shares of our common stock.

The term of each option may not exceed 10 years from the date of grant, and no option shall be transferable by the optionee other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the

Board of Directors, in its sole discretion, may provide in the award agreement regarding a given option, or may agree in writing with respect to an outstanding option, that the optionee may transfer their non-statutory stock options to members of their immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this plan and the applicable option.

In general, an optionee may pay the exercise price of an option by cash or, if so provided in the applicable option agreement, by tendering shares of our common stock, by a “cashless exercise” through a broker supported by an irrevocable instruction to such broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised or by any other method permitted by the Board of Directors.

Stock appreciation rights. Pursuant to the 2018 Plan, we may grant stock appreciation rights, or an award entitling the recipient to receive cash or shares of our common stock having a value on the date of exercise calculated as follows: (i) the exercise price of a share of common stock on the grant date is less the fair market value of the common stock on the date of exercise and (ii) multiplied by the number of shares of stock with respect to which the stock appreciation right shall have been exercised. The exercise price of a stock appreciation right shall not be less than 100% of the fair market value of our common stock on the date of grant, and the terms and conditions of the stock appreciation rights shall be determined from time to time by the Board of Directors.

Restricted stock awards. Pursuant to the 2018 Plan, we may grant restricted stock awards entitling the recipient to acquire, at such a price as determined by the Board of Directors, shares of common stock subject to such restrictions and conditions as the Board of Directors may determine at the time of grant. Conditions may be based on continuing employment or achievement of pre-established performance goals and objectives. A holder of a restricted stock award may exercise voting rights upon (i) execution of a written instrument setting forth the award and (ii) payment of any applicable purchase.

Restricted stock units. Pursuant to the 2018 Plan, we may grant restricted stock units which entitle the holder, upon vesting of the right, to a number of shares of common stock as determined in the award agreement. The Board of Directors shall determine the restrictions and conditions applicable to each restricted stock unit at the time of grant, and a holder of a restricted stock unit shall only have exercisable rights as a stockholder upon settlement of restricted stock units. Unless otherwise provided in the award agreement, a holder’s rights in all restricted stock units that have not vested shall automatically terminate immediately following the holder’s termination of employment with the Company for any reason.

Unrestricted stock awards. Pursuant to the 2018 Plan, we may grant unrestricted awards of shares of common stock free of any restrictions under the plan. The right to receive shares of unrestricted stock awards on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

Performance share awards. Pursuant to the 2018 Plan, we may grant performance share awards entitling the recipient to acquire shares of common stock upon the attainment of specified performance goals; provided, however, that the Board of Directors, in its discretion, may provide either at the time of grant or at the time of settlement that a performance share award will be settled in cash. The period during which performance is to be measured for performance share awards shall not be less than one year, and such performance share awards, and all rights with respect to such awards, may not be sold, assigned, transferred, pledged or otherwise encumbered.

Dividend equivalent rights. Pursuant to the 2018 Plan, we may grant dividend equivalent rights entitling the recipient to receive credits based on cash dividends that would be paid on the shares of stock specified in the dividend equivalent right (or other award to which it relates). Dividend equivalent rights may be settled in cash or shares of stock or a combination thereof, in a single installment or installments. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right shall expire or be forfeited or annulled under the same conditions as such other award.

Federal Income Tax Consequences Relating to Equity Awards.

Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option, known as an ISO, under the 2018 Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a capital gain and any loss sustained will be a capital loss and (b) no deduction is allowed to Organogenesis for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) Organogenesis is entitled to deduct this amount. Any further gain realized is taxed as a capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Non-statutory Stock Options. No income is realized by the optionee at the time a non-statutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Organogenesis receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss and will not result in any deduction by Organogenesis.

Restricted Stock. Awards of restricted stock that are non-transferable and subject to forfeiture are generally not taxable to the recipient until the shares vest. When the shares vest, the recipient realizes compensation income equal to the difference between the amount paid for the shares and their fair market value at the time of the vesting, and we are entitled to a corresponding deduction. Appreciation in the value of the shares during the vesting period therefore increases the income subject to tax at ordinary income rates at the time of vesting as well as the corresponding deduction we are entitled to take at that time. The tax is payable for the year in which the vesting occurs, regardless of whether the shares are sold at that time. If the recipient is an employee, Organogenesis is required to withhold income and social security taxes from the compensation income (by withholding from shares, from other income of the employee or from a cash payment made by the employee to Organogenesis to cover the withholding taxes).

Instead of being taxed when the shares vest, a recipient may elect to be taxed in the year the shares are awarded by filing a “Section 83(b) election” with the Internal Revenue Service within 30 days after issuance of the restricted shares. The recipient then realizes compensation income in the year of the award equal to the difference between the amount paid for the shares and their fair market value at the time of issuance, and we are entitled to a corresponding deduction at that time.

Unrestricted Stock. Generally, a recipient will be taxed at the time of the grant of the award. The fair market value of the shares at that time will be treated as ordinary income. We receive a tax deduction for the amount reported as ordinary income to the recipient subject to the limitations of Internal Revenue Code Section 162(m). Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

Restricted Stock Units. A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. Subject to the limitations of Internal Revenue Code Section 162(m), we receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

Internal Revenue Code Section 162(m). After enactment of the Tax Cuts and Jobs Act of 2017, United States tax law generally does not allow publicly-held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any of the chief executive officer, the chief financial officer and the next three highest paid executive officers, as well as any officer who was treated as a covered employee under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, for any year beginning after December 31, 2016 (each, a “covered employee”). As a result, Organogenesis is not entitled to a compensation deduction with respect to awards under the 2018 Plan to a covered employee to the extent the aggregate amount payable results in total compensation in excess of the $1.0 million limit.

Proposed Amendment to the 2018 Plan

On April 19, 2024, our Board of Directors voted, subject to stockholder approval, to amend the 2018 Plan to increase the number of shares of Class A common stock reserved for issuance under the 2018 Plan by 15,900,000 shares. As of April 17, 2024, this will bring the total shares available for issuance to 16,152,862 shares, subject to adjustment for stock-splits and similar capital changes.

Stockholder approval of the 15,900,000 share increase is required under applicable Nasdaq Market Rules as well as to ensure that these shares may be treated as incentive stock options under the Internal Revenue Code. This amendment is intended to provide a sufficient number of shares of common stock for anticipated awards to eligible persons through April 19, 2027.

If Proposal 3 is approved by the requisite stockholders, the Company intends to register the additional shares reserved for issuance under the 2018 Plan by filing a registration statement on Form S-8 following stockholder approval.

The preceding summary of the 2018 Plan is qualified in its entirety by reference to the full text of the 2018 Plan, which is set forth as Appendix A to this proxy statement filed with the SEC.

New Plan Benefits

The issuance of any awards under the 2018 Plan will be at the discretion of our Board of Directors. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

Votes Required

The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and voted on this proposal will constitute the approval of the amendment to increase the number of shares of our Class A common stock reserved for issuance under our 2018 Plan by 15,900,000 shares. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR 2018 EQUITY INCENTIVE PLAN.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP currently serves as our independent registered public accounting firm and audited our financial statements for the fiscal year ended December 31, 2023. Our audit committee has retained RSM US LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2024. Detailed disclosure of the audit and tax fees we paid to RSM US LLP in 2023 and 2022 may be found in the “Information About Our Audit Committee and Independent Registered Public Accounting firm — Audit and Other Fees” section of this proxy statement.

Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our audit committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain RSM US LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of Organogenesis and our stockholders.

Representatives of RSM US LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our board of directors currently consists of eleven members, each of whom holds office until their successor has been elected and qualified or until the earlier of their resignation or removal. Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate of incorporation and bylaws also provide that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Previously, the Company was a “controlled company” under the Nasdaq Stock Market (“Nasdaq”) listing rule 5615(c) because Alan A. Ades, Albert Erani and Glenn H. Nussdorf, current and former members of our board of directors, together with Dennis Erani, Starr Wisdom and certain of their respective affiliates controlled over 50% of the voting power for the election of the Company’s directors. We refer to this group as the Significant Stockholder Group. As a controlled company, the Company was not required to have and did not have (i) a majority of independent directors on its board of directors, (ii) a nominating/corporate governance committee composed entirely of independent directors or (iii) a compensation committee composed entirely of independent directors. On May 6, 2021, the Company ceased to qualify as a “controlled company” because the Significant Stockholder Group no longer controlled over 50% of the voting power for the election of the Company’s directors. Following the loss of controlled company status and within the phase-in periods permitted by Nasdaq, the Company established a Nominating Committee consisting solely of independent directors, reconstituted the Compensation Committee such that all of the members were independent and appointed additional independent directors such that a majority of members of the board of directors were independent.

The Significant Stockholder Group and the Company remain party to a Controlling Stockholders Agreement dated December 10, 2018. Under the Agreement and subject to certain conditions set forth in the Agreement, Alan Ades has the right to designate two members of our board of directors and Albert Erani and Glenn Nussdorf each has the right to designate one member of our board of directors. The members of the Significant Stockholder Group have agreed to vote for the election to our board of directors of each person so designated. Mr. Ades’ two designees to our board of directors are himself and Robert Ades. Albert Erani’s designee to our board of directors is David Erani. Glenn Nussdorf’s designee to our board of directors is himself.

Board Leadership

Gary S. Gillheeney, Sr. currently serves as our President, Chief Executive Officer and Chair of the Board. Our board of directors has determined that, at present, combining the positions of Chair of the Board and Chief Executive Officer serves the best interests of the Company and our stockholders. Our board of directors believes that our Chief Executive Officer’s extensive knowledge of our businesses, expertise and leadership skills make him a more effective Chair than an independent director.

Our board of directors has designated Mr. Leibowitz to serve as our Lead Independent Director. The Lead Independent Director will, among other functions, preside at all meetings of the board of directors at which the Chair is not present and will serve as a liaison between the Chief Executive Officer and the independent directors. The Lead Independent Director also presides at executive sessions of the independent directors.

Board Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

The Company has a standing audit committee consisting of Mr. Leibowitz, its chairperson, Ms. Duraibabu, Mr. Giacomin and Dr. Quintero. From April 29, 2022 until April 19, 2023, the audit committee consisted of Mr. Leibowitz, its chairperson, Dr. Driscoll, Ms. Duraibabu and Mr. Giacomin. The audit committee is responsible for, among other matters: (i) reviewing and discussing with management and the independent auditor the annual and quarterly financial statements, and recommending to the board whether the financial statements should be included in the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, as applicable; (ii) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (iii) discussing with management major risk assessment and risk management policies including cybersecurity protocols; (iv) monitoring the independence of the independent auditor; (v) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (vi) reviewing and approving related-party transactions (as required pursuant to the Company’s related party transactions policy); (vii) inquiring and discussing with management the Company’s compliance with applicable laws and regulations; (viii) pre-approving all audit services and permitted non-audit services to be performed by the Company’s independent auditor, including the fees and terms of the services to be performed; (ix) appointing or replacing the independent auditor; (x) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; (xi) engaging a third party firm to perform an internal audit function and discussing and agreeing upon audit strategy and the scope of the internal audit function; (xii) review the status of the Company’s capital expenditures, including its investment in an ERP system; and (xiii) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

Our board of directors has determined that each member of the audit committee: (i) satisfies the Nasdaq independence standards and the independence standards of Rule 10A-3(b)(1) of the Exchange Act and (ii) meets the requirements for financial literacy under applicable rules and regulations of the SEC and Nasdaq. The board of directors has also determined that Mr. Leibowitz and Ms. Duraibabu each qualify as an “audit committee financial expert,” as defined by applicable rules of Nasdaq and the SEC.

The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The audit committee met five times during fiscal year 2023.

Compensation Committee

The Company has a standing compensation committee consisting of Mr. Giacomin, its chairperson, Ms. Duraibabu, Ms. Korfin and Mr. Leibowitz. From February 15, 2022 until April 19, 2023, the compensation committee consisted of Mr. Giacomin, its chairperson, Ms. Duraibabu and Mr. Leibowitz. All of the members of our compensation committee are independent under the applicable rules and regulations of Nasdaq, and each of them is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. Among other things, the compensation committee: (i) reviews and recommends for approval by the board of directors, executive officer compensation, including salary, bonus, and short term and long term incentive compensation levels (including equity compensation) and the corporate goals and objectives relevant to executive officer compensation; (ii) oversees the evaluation of the chief executive officer and other executive officers of the Company; (iii) retains a recognized independent compensation consultant (that meets certain independence factors) to assess the competitiveness of the Company’s compensation levels and practice applicable to the executive officers and directors of the Company; (iv) reviews and makes recommendations to the board of directors with respect to the Company’s employee benefit plans, including all incentive-compensation plans and equity-based plans; (v) reviews and makes recommendations to the board of directors with respect to the compensation of independent directors, committee chairpersons, and committee members, consistent with any applicable requirements of the Nasdaq rules; (vi) reviews any stockholder proposals related to compensation matters and makes recommendations to the board of directors regarding those proposals; (vii) prepares and approves for inclusion in the Company’s annual proxy statement and annual report on Form 10-K the report on executive compensation, if required by the rules of the Securities and Exchange Commission; (viii) reviews and discusses with the Company’s management the compensation discussion and analysis (CD&A) section in the Company’s annual proxy statement, and based on such review and discussion, determines whether to recommend to the board of directors that the CD&A be so included; and (ix) reviews and discusses with management the Company’s plans and practices to provide that our compensation programs, plans or practices do not encourage employees to take unnecessary risk that could threaten the Company.

The compensation committee operates under a written charter adopted by the board of directors, which is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The compensation committee met seven times during fiscal year 2023.

For more information regarding the authority of our Compensation Committee, the extent of delegation to our Compensation Committee, our processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation for directors and executive officers, please see “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement.

Nominating Committee

The Company has a standing nominating committee consisting of Mr. Giacomin, its chairperson, Dr. Driscoll and Mr. Leibowitz. The board of directors has determined that each director of the nominating committee is independent under the applicable rules and regulations of Nasdaq. The nominating committee is responsible for, among other matters: (i) identifying, reviewing, evaluating and communicating with candidates qualified to become board members or nominees for directors of the board consistent with criteria approved by the board; (ii) recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons (if any) to be elected by the board to fill any vacancies or newly created directorships that may occur between such meetings; (iii) overseeing the Company’s corporate governance functions and developing, recommending to the board and updating as necessary a set of corporate governance guidelines applicable to the Company and assisting the board in complying with them; (iv) overseeing the evaluation of the board; (v) recommending to the board the members of the board to serve on committees of the board; and (vi) making other recommendations to the board relating to the directors of the Company.

The nominating committee operates under a written charter adopted by the board of directors, which is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The nominating committee met two times during fiscal year 2023.

Compensation Committee Interlocks and Insider Participation

All of the members of our compensation committee, Mr. Giacomin, its chairperson, Ms. Duraibabu, Ms. Korfin and Mr. Leibowitz, are independent under the applicable rules and regulations of Nasdaq, and each of them is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. From February 15, 2022 until April 19, 2023, the compensation committee consisted of Mr. Giacomin, its chairperson, Ms. Duraibabu and Mr. Leibowitz.

As disclosed herein, decisions about the compensation of our executive officers are made by our board of directors based upon the recommendation of our compensation committee. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve as members of the Company’s compensation committee or board of directors. None of the members of our board of directors is an officer or employee of our company nor has any of them ever been an officer or employee of our company, in each case, other than Mr. Gillheeney.

Code of Business Conduct and Ethics; Corporate Governance Guidelines

We have adopted a written code of ethics and conduct that applies to our directors, executive officers and employees, as well as corporate governance guidelines. Copies of the code of ethics and conduct and our corporate governance guidelines are posted on the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. If we make any substantive amendments to the code of ethics and conduct or grant any waivers from the code of ethics and conduct for any executive officer or director, we will disclose the nature of such amendment or waiver on our website or in a Form 8-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2023 our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

Meetings of the Board of Directors

Our board of directors met ten times during fiscal year 2023. No director attended fewer than 75 percent of the aggregate number of meetings of the board of directors and of any committee of the Board on which he or she served, in each case held during the period in which he or she served as a director, in fiscal year 2023, other than Alan A. Ades and Glenn Nussdorf.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend our annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Nominations

Our nominating committee is currently comprised of Mr. Giacomin, its chairperson, Dr. Driscoll and Mr. Leibowitz. Each year, the nominating committee recommends to our board of directors and our board of directors proposes to our stockholders a slate of director nominees for election at the Annual Meeting of Stockholders. In identifying and evaluating candidates for membership on the board of directors, the nominating committee may take into account all factors it considers appropriate, which may include experience, qualifications, attributes, skills, diversity and other characteristics in the context of the current make-up of the board of directors and the needs of the board of directors given the circumstances of the Company. In proposing nominees for our board of directors, the nominating committee takes into account the designation rights of the Significant Stockholder Group as described above and set forth in the Controlling Stockholders Agreement dated as of December 10, 2018. Stockholders may also recommend candidates for election to the board of directors, as described below. We do not have a formal diversity policy for directors. The nominating committee identifies director candidates based on input provided by a number of sources, including from members of the board of directors, stockholders and members of management.

The board of directors and nominating committee value the input of stockholders in identifying director candidates. Accordingly, the nominating committee considers recommendations for director candidates submitted by stockholders using substantially the same criteria it applies to recommendations from directors and members of management. Any such nominations should be submitted to the board of directors by mail in care of the Company’s Corporate Secretary at 85 Dan Road, Canton, Massachusetts 02021 and be accompanied by the information required by the bylaws. The written recommendation should be submitted within the time frame described in the bylaws.

Board of Directors Diversity Matrix

In accordance with Nasdaq’s board diversity listing standards, we are also disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors. The statistical information set forth below is unchanged from the information provided in the proxy statement for our 2023 Annual Meeting of Stockholders.

Board Diversity Matrix (As of April 1, 2024)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	9	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors should send correspondence to the attention of our Corporate Secretary at our offices located at 85 Dan Road, Canton, Massachusetts 02021, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder, the number of shares held and the address, telephone number and e-mail address, if any, of the stockholder. Our Corporate Secretary will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board of directors or a committee thereof. Our Corporate Secretary will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Corporate Secretary, our board of directors may elect to adopt more elaborate screening procedures.

Director Compensation

Our board of directors has approved a compensation program under which our independent directors (currently Dr. Driscoll, Ms. Duraibabu, Mr. Giacomin, Ms. Korfin, Mr. Leibowitz and Dr. Quintero) are entitled to receive the following annual retainer and committee fees for their service as directors:

•	for service as a director, an annual retainer of $55,000;

•	for service as lead independent director, an annual retainer of $20,000 (increased to $30,000 effective January 1, 2024);

•	for service as a chair of the audit committee, $40,000;

•	for service as a member of the audit committee other than as chair, $10,000;

•	for service as a chair of the compensation committee, $20,000;

•	for service as a member of the compensation committee other than as chair, $10,000;

•	for service as a chair of the nominating committee, $15,000; and

•	for service as a member of the nominating committee other than as a chair, $7,500.

Retainer and committee fees are paid in arrears. The independent directors who served on our board of directors in fiscal year 2023 were Messrs. Driscoll, Giacomin, Leibowitz and Quintero, and Mses. Duraibabu and Korfin. We make an annual equity award to each of our independent directors, typically vesting on or about the one year anniversary of the date of grant, subject to continued service. The number of shares subject to such equity awards is determined each year by the board of directors in their discretion. In February 2023, the board of directors approved a grant of 65,737 restricted stock units to our independent directors with a grant date fair value of $165,000, which vested on February 15, 2024. All non-employee directors are reimbursed for customary business expenses incurred in connection with attending board and committee meetings. In addition to annual equity awards, the board of directors customarily approves an equity award upon the initial election of an independent director.

The following table sets forth information regarding compensation awarded to, earned by or paid to our non-employee directors in connection with their service for the year ended December 31, 2023. We do not pay any compensation to our President and Chief Executive Officer in connection with his service on our board of directors. See “Executive Compensation” for a discussion of the compensation of Mr. Gillheeney.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Alan A. Ades	—	—	—
Robert Ades	—	—	—
Prathyusha Duraibabu	75,000	165,000	240,000
Michael Driscoll	65,522	165,000	230,522
David Erani	—	—	—
Jon Giacomin	100,000	165,000	265,000
Michele Korfin	61,978	165,000	226,978
Arthur S. Leibowitz	126,456	165,000	291,456
Glenn H. Nussdorf	—	—	—
Gilberto Quintero	61,978	165,000	226,978

(1)	Represents amount earned or paid for service as a director during fiscal year 2023.
(2)

Represents the grant date fair value of restricted stock unit awards granted in fiscal year 2023. See Note 14 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of restricted stock unit awards in fiscal year 2023. The fair value of the restricted stock units was based on the fair market value of the Company’s stock on the date of grant.

The table below shows the aggregate number of option awards and restricted stock unit awards held as of December 31, 2023 by each of our current non-employee directors who was serving as of that date.

Name	Number of Shares Underlying Options Outstanding at December 31, 2023	Stock Awards Outstanding at December 31, 2023
Alan A. Ades	—	—
Robert Ades	—	—
Prathyusha Duraibabu	—	69,517
Michael Driscoll	—	65,737
David Erani	—	—
Jon Giacomin	—	67,510
Michele Korfin	—	65,737
Arthur S. Leibowitz	30,000	65,737
Glenn H. Nussdorf	—	—
Gilberto Quintero	—	65,737

We and each of our independent directors entered into a Change in Control Retention Agreement (the “Director Change in Control Agreement”). Pursuant to the Director Change in Control Agreement, if the director is serving on our board of directors immediately prior to a Change in Control, the director will receive full acceleration of the vesting of any time-based equity awards held by the director.

Our Management

The following table sets forth information with respect to our executive officers as of April 19, 2024:

Name	Age	Position
Gary S. Gillheeney, Sr.	69	President, Chief Executive Officer and Chair of the Board
David C. Francisco	58	Chief Financial Officer
Patrick Bilbo	62	Chief Operating Officer
Robert Cavorsi	45	Vice President, Strategy
Lori Freedman	57	Chief Administrative and Legal Officer
Brian Grow	48	Chief Commercial Officer
Antonio S. Montecalvo	58	Vice President, Health Policy

For biographical information concerning Gary S. Gillheeney, Sr., see “Proposal 1-Election of Directors.”

David C. Francisco has served as our Chief Financial Officer since 2021. Prior to joining Organogenesis, he spent twenty years at PerkinElmer, Inc., most recently serving as Vice President and Treasurer from 2017 until 2021. Mr. Francisco also served as interim Chief Financial Officer of PerkinElmer’s Discovery and Analytical Sciences segment for part of 2017, and from 2014 until 2016 he served as Vice President and Treasurer of PerkinElmer, as a Financial and Planning Analysis leader at PerkinElmer and as Chief Financial Officer of PerkinElmer’s Human Health business. Mr. Francisco holds an M.B.A. in Finance from Bentley College and a B.S. in Industrial Engineering & Operations Research from the University of Massachusetts, Amherst.

Patrick Bilbo has served as our Chief Operating Officer since 2017. Previously, he served as our Senior Vice President, Regulatory, Government Affairs & Administration and other executive positions from 1999 to 2017. Prior to re-joining Organogenesis, from 1993 to 1998, he held Clinical Research and Regulatory positions at Cytyc Corporation (Hologic) and Stryker Corporation. From 1987 to 1992, he was in the Research and Development department at Organogenesis. Mr. Bilbo earned an M.B.A. from the Boston University Questrom School of Business, an M.A. in Biology and an M.A. in Technology Strategy & Policy from the Boston University Graduate School of Arts & Sciences, and a B.S. degree in Biology from Syracuse University.

Robert Cavorsi has served as our Vice President, Strategy since 2021. With over 19 years of experience at Organogenesis, he served as Executive Director, Commercial Development and Strategy from 2020 to 2021, Senior Director, Sales from 2018 to 2020, and Director, Sales Performance and Operations from 2016 to 2017. He served as Director, Sales Operations — Neurology at Sunovion Pharmaceuticals from 2015 to 2016. Before this, Mr. Cavorsi held various roles of increasing responsibility at Organogenesis in Sales, Marketing, National Accounts, and Business Relations from 2004 to 2015. Prior to joining Organogenesis, Mr. Cavorsi served as Product Specialist and Wound Care Sales Specialist at PDI, Inc. in 2003 and as a Tissue Engineering Specialist for Novartis from 2002 to 2003. Mr. Cavorsi holds a B.S. in Health Policy and Administration from The Pennsylvania State University.

Lori Freedman has served as our Chief Administrative and Legal Officer since March 2023. She became our General Counsel in 2017 and was our Vice President and General Counsel from 2018 until her promotion in March 2023. Previously, she served as Vice President, Corporate Affairs, General Counsel and Secretary of pSivida Corp. (n/k/a EyePoint Pharmaceuticals), a specialty biopharmaceutical company, from 2005 to 2016, as Vice President, Corporate Affairs, General Counsel and Secretary of Control Delivery Systems, a biotechnology company, from September 2001 to December 2005 (when it was acquired by pSivida Corp.), as Vice President, Business Development of Macromedia, a computer software company, from March 2001 to September 2001, and as Vice President, General Counsel for Allaire Corporation, a computer software company, from 1998 to 2001. Ms. Freedman holds a J.D. from the Boston University School of Law and a B.A. in economics and psychology from Brandeis University.

Brian Grow has served as our Chief Commercial Officer since 2017. Since 2004, he has served in a number of roles at Organogenesis with increasing responsibility, including as our Director of Sales, Commercial Operations, from 2013 to 2016, Associate Director, Marketing, from 2012 to 2013, Project Manager-Apligraf from 2011 to 2013, Regional Sales Manager from 2006 to 2011 and Tissue Regeneration Specialist from 2004 to 2006. Prior to joining Organogenesis, he was a pharmaceutical sales representative for Bristol-Myers Squibb from 2003 to 2004 and a tissue engineering specialist for Innovex/Novartis from 2000 to 2003. Mr. Grow earned a B.A. in Psychology from William Jewell College.

Antonio S. Montecalvo has served as our Vice President, Health Policy since 2022. Previously, he served as our Vice President, Health Policy and Contracting from 2017 to 2021. Since 2003, he has served in various roles at Organogenesis, including as Director of Customer Support Services from 2003 to 2006. Prior to joining Organogenesis, Mr. Montecalvo served as Director of Accounting for Innovative Clinical Solutions, LTD from 2000 to 2003, as Senior Contracts Specialist for UnitedHealth Group from 1996 to 2000 and as a Senior Accountant for Piccerelli, Gilstein & Company, LLP from 1994 to 1996. Mr. Montecalvo holds a B.S. in Accounting from the University of Rhode Island.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our executive compensation program, including its design and objectives, as well as the rationale applied and the decisions made under our program with respect to the compensation paid or awarded in fiscal year 2023 to our Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and our three most highly compensated executive officers other than the PEO and PFO who were serving as executive officers at the end of the last completed fiscal year. We refer to these individuals as our named executive officers, or NEOs. For fiscal year 2023 our NEOs included Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned by these individuals in fiscal year 2023. The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context based on our overall compensation program for our NEOs.

The compensation of our executive officers is determined by our board of directors based upon the recommendation of our compensation committee. Our formal annual compensation review process generally takes place during the first quarter of each fiscal year, after the results of the previous fiscal year are known. Annual discretionary cash bonuses for the completed fiscal year, if any, and long-term equity-based incentive compensation awards, if any, are awarded by the board of directors on a discretionary basis based upon the recommendation of the compensation committee, generally during the first quarter of each fiscal year, after a review of the previous fiscal year’s results.

Our Executive Compensation Philosophy

The objectives of the Company’s executive compensation program are to align compensation with business objectives, individual performance, and the interests of the Company’s stockholders; motivate and reward high levels of performance; recognize and reward the achievement of Company goals; and enable the Company to attract, retain, and reward the highest quality executive talent.

Accordingly, the Company’s practice is to provide total compensation that is competitive with its peer companies. The compensation program is based on individual and Company performance and includes components that reinforce the Company’s incentive and retention-related compensation objectives. The principal components of our NEO compensation program are base salary, annual discretionary cash bonuses, long-term equity-based incentive compensation and benefits. Cash bonuses are included to encourage and reward effective performance relative to the Company’s near-term plans and objectives. Equity incentives are included to promote longer-term focus, to help retain key contributors and to align the interests of the Company’s executives and stockholders.

In 2023 and prior years, our board of directors has awarded discretionary bonuses to our executive officers. Those bonuses, while discretionary, have been based significantly on the Company’s achievement of corporate performance metrics. For 2024, our board of directors has tied these bonuses directly to the achievement of pre-agreed corporate performance metrics. For 2024, those performance metrics will include the Company’s net revenue, gross margin percentage and Adjusted EBITDA, with threshold, target and maximum goals and corresponding bonus weighting set for each metric. In addition, our board of directors may reduce bonuses for certain of our executive officers if we have a material weakness in our internal control over financial reporting. Our board of directors retains negative discretion to reduce the amount of a bonus award notwithstanding achievement of a milestone. In addition, our board of directors retains the discretion to award an executive a discretionary bonus above his or her performance-based bonus if the board of directors concludes one is warranted.

We believe that the design of our executive compensation program, with its emphasis on reward for achievement of the key objectives that comprise our annual and long-term business plan, does not create incentives for our executives to take excessive or unnecessary risks that could threaten the value of our company.

Role of Compensation Committee

The compensation committee, which currently consists of four of our ten non-employee directors, is responsible for recommending to the board of directors the compensation philosophy and policies of the Company in general and for its executive officers in particular. In addition, the compensation committee makes recommendations to the board of directors with respect to base salary, annual cash bonuses and long-term equity incentives for our executive officers. Our compensation committee also makes recommendations to our board of directors, based on recommendations made by our compensation consultant, regarding independent director compensation.

Role of Compensation Consultant

In connection with its recommendations to the board of directors, the compensation committee retains an independent compensation consultant to assess the competitiveness of the Company’s compensation levels and practice applicable to the Company’s executive officers. This consulting firm also reviews the fees and equity awards for independent directors. These services include recommendations regarding our compensation practices and, based on direction from our compensation committee, detailed analyses and recommendations based on the percentile rankings of comparable executives, as well as independent directors, in our peer group companies. Nonetheless, the determinations made by the members of our compensation committee and board of directors are guided to a significant degree by their collective judgment and experience. During fiscal year 2023, the Compensation Committee engaged Pearl Meyer & Partners, LLC, which we refer to as Pearl Meyer, as an independent compensation consultant to advise on executive officer and board compensation.

Pearl Meyer assisted the committee by providing the following services in fiscal year 2023:

•	Updating the peer group of comparable companies used to benchmark executive and independent director compensation pay levels and understand market practices;

•

Reviewing competitive market compensation data, including data used for determining each of the components of the compensation of our Chief Executive Officer, each of our other NEOs, and other members of our executive management team, as well as for our independent directors;

•	Providing advice on industry compensation practices, including the structure and mix of equity compensation, as well as compensation governance features; and

•	Participating in several of our compensation committee’s meetings in fiscal 2023.

Other than providing data as mentioned below, the Pearl Meyer team did not provide any other services to the Company. Management works with Pearl Meyer at the direction of the compensation committee to provide Pearl Meyer with all information it deems necessary to advise the compensation committee and board of directors. Pearl Meyer follows internal guidelines and practices to guard against any conflict of interest and to ensure the objectivity of its advice and has confirmed the same to our compensation committee and board of directors. After review and consultation with Pearl Meyer, our compensation committee has determined that Pearl Meyer is independent of the Company and the members of the compensation committee and board of directors.

Role of Company Management

Our Chief Executive Officer works closely with our compensation committee to ensure that our compensation committee is provided with the necessary information to make its decisions, including with respect to the performance of each of the other executive officers relative to each officer’s individual performance objectives, and to propose recommendations for compensation committee consideration regarding the compensation elements for those NEOs. Once our Chief Executive Officer has made his recommendations to our compensation committee, the committee reviews and makes a recommendation to our board of directors regarding final compensation determinations. Executive officers (including Mr. Gillheeney) do not participate in the compensation committee’s recommendation regarding and the board’s determination of their own annual compensation.

Benchmarking and Use of Peer Group Data

In making their recommendations and determinations, our compensation committee and our board of directors take into account publicly available information concerning the compensation practices of other, similarly situated companies in the biotechnology, medical device, life sciences and biopharmaceutical industries. This information is used by the compensation committee and the board of directors informally and primarily for purposes of comparison to ascertain whether our compensation practices for our executive officers are broadly competitive.

As indicated above, our compensation committee retained Pearl Meyer to conduct a study of peer companies for the purpose of reviewing the compensation levels of our executive team, including the NEOs. Pearl Meyer provided a proposed peer group to our compensation committee and our compensation committee then reviewed the peer group and, based on the available data and input from members of the committee, determined and approved the final peer group. Our compensation committee used the peer group data to help identify a reasonable benchmark for base salaries, annual discretionary cash bonuses and long-term equity-based incentive compensation and then analyzed company and individual performance to determine whether it was appropriate to move away from this baseline.

The processes described above regarding the roles of the compensation consultant and management and the use of benchmarking and peer group data in fiscal 2023 are consistent with our compensation committee’s practices in prior years and with its continuing practices.

The peer group was determined primarily using organizational criteria, revenue, market capitalization, and industry sector. Organizational criteria include number of employees as well as qualitative factors such as industry, markets, and development stage. The data from the peer group companies for the NEOs provided the compensation committee with a benchmark that it views as a point of reference, but not as a determining factor, for the compensation of the NEOs.

Pearl Meyer reviewed the peer group approved by our compensation committee for use in determining executive compensation for fiscal 2022 and determined that the profiles of these companies were within the criteria for determination of fiscal 2023 compensation, except for Coherus, Halozyne, Ironwood and Lantheus, which were removed from the peer group. Anika, Cutera, Meridian, Natus and Orthofix were then added to our peer group. Our compensation committee made these changes to the peer group to include companies that better matched Organogenesis in terms of organizational criteria, revenue, market capitalization and industry sector.

After giving effect to these changes, the final group of peer companies approved by our compensation committee for use in determining executive compensation for fiscal 2023 was composed of the following companies:

Alphatec Holdings, Inc.	LeMaitre Vascular, Inc.
AngioDynamics, Inc.	Meridian Bioscience, Inc.
Anika Therapeutics, Inc.	MiMedx Group, Inc.
Artivion, Inc.	Natus Medical Incorporated
AtriCure, Inc.	NuVasive, Inc.
Avanos Medical, Inc.	Orasure Technologies, Inc.
Cardiovascular Systems, Inc.	Orthofix Medical Inc.
CONMED Corporation	Pacira Biosciences, Inc.
Cutera, Inc.	Vanda Pharmaceuticals Inc.
Integra LifeSciences Holdings Corporation	Vericel Corporation

Advisory “Say-on-Pay” Vote

At our 2023 Annual Meeting of Stockholders, approximately 79% of the shares voted on our annual “say-on-pay” proposal (excluding broker non-votes) were cast in favor of the compensation of our named executive officers as disclosed in our 2023 proxy statement. The compensation committee considered the results of the 2023 stockholder advisory vote on executive compensation when determining the Company’s 2024 executive and NEO compensation, and will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions relating to our executive compensation programs and compensation for NEOs. One of the changes made in response to the result, as described above, was the formalization of our annual bonus program to include predetermined financial metrics and corresponding quantitative goals.

Executive Compensation Elements

The main components of our executive compensation program in 2023 were:

•	Base salary;

•	Discretionary annual cash bonuses;

•	Long-term equity incentive awards consisting of stock option and restricted stock units with time-based vesting; and

•	Benefits, including 401(k) contributions, medical, dental, life and disability insurance, payment for a leased automobile and other benefits.

The following discussion describes how each of these elements of compensation fit into our overall compensation objectives and describes how and why compensation recommendations were made by our compensation committee and decisions made by our board of directors with respect to each element based on our compensation consultant’s analysis of competitive market data and our annual review of corporate and individual performance.

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for our NEOs and other executive officers to reward the individual value that each executive officer brings to us through experience and past and expected future contributions to our success. Base salaries may be changed depending on the compensation of comparable positions within the peer group companies and published compensation surveys, the NEO’s responsibilities, skills, expertise, experience and performance, the NEO’s contributions to the Company’s results, and the overall performance of the Company compared to its peer group and other participants within the industry. In determining any changes to base salaries, our compensation committee and board of directors rely on this information, but also exercise judgment about each individual, and take into account special circumstances. Based on these factors and the recommendation of the compensation committee, our board of directors increased the base salaries of the NEOs effective April 1, 2023 as follows: (i) Mr. Gillheeney’s annual base salary was increased from $875,000 to $896,875; (ii) Mr. Francisco’s annual base salary was increased from $405,000 to $415,125; (iii) Mr. Bilbo’s annual base salary was increased from $455,000 to $466,375; (iv) Ms. Freedman’s annual base salary was increased from $420,000 to $475,020 and (v) Mr. Grow’s annual base salary was increased from $435,000 to $443,700.

Annual Discretionary Cash Bonuses

The Company utilizes annual discretionary cash bonuses informed by achievement of individual and corporate performance metrics. The amount of cash bonus compensation is typically based on timely achievement of specific pre-agreed milestones, selected based upon consideration of its impact on stockholder value creation and the ability of the Company to achieve such milestone during a specific interval. The amount of bonus compensation will be determined based upon achievement of the milestone, its importance to the

Company’s near and long-term goals at the time such bonus is being considered, the bonus compensation awarded to similarly situated executives in peer companies, an individual’s performance and any other factors our board of directors may consider appropriate at the time such bonuses are decided upon. The quantity of bonus will normally be a percentage of base salary not to exceed 100%. However, in exceptional circumstances, the quantity of bonus paid may exceed 100% of base salary.

In deciding on annual discretionary cash bonuses for fiscal 2023, our compensation committee and our board of directors looked primarily at the Company’s achievement of corporate performance metrics in fiscal 2023 including the Company’s net revenue, gross margin percentage, Adjusted EBITDA and strategic goals. Our compensation committee recommended, and our board of directors approved, a cash bonus for each NEO for fiscal 2023 equal to the amount set forth for such NEO in the table below:

NEO	Base Salary	Target Percentage of Base Salary	Target Annual Discretionary Cash Bonus	Amount Paid for 2023	Percentage of Target
Gary S. Gillheeney, Sr.	$896,875	100%	$896,875	$762,343.75	85%
David Francisco	415,125	60%	249,075	160,902.45	65%
Patrick Bilbo	466,375	70%	326,462.50	277,493.13	85%
Lori Freedman	475,020	60%	285,012	317,360.86	111%
Brian Grow	443,700	65%	288,405	231,904.97	80%

Long-term Equity-Based Incentive Compensation Awards

Long-term equity-based incentive compensation awards, if any, are awarded by the board of directors on a discretionary basis based upon the recommendation of the compensation committee after a review of the previous fiscal year’s results. Equity awards have the potential to be a significant component of each NEO’s compensation package. We emphasize equity awards to motivate our NEOs to drive the long-term performance of Organogenesis and to align their interests with those of our stockholders. We believe this emphasis is appropriate as these officers have the greatest role in establishing the Company’s direction and should have a significant proportion of their compensation aligned with the long-term interests of stockholders.

Our board of directors has traditionally made annual awards of stock options and restricted stock units, or RSUs, to provide a certain amount of equity to officers that will vest as long as the officer continues to work at Organogenesis. Stock option awards, which we view as a performance-based vehicle, align the interests of our NEOs with those of our stockholders because the awards will only have value if the market value of our common stock increases from the date of grant. RSU awards provide a portion of the annual awards as full value awards that would not lose substantially all perceived value in a downturn of the price of our common stock. To encourage retention and focus our executives on building long-term value for our stockholders, we structure our annual stock option and RSU awards so that they vest over a service period of four years. The size of our annual awards for our NEOs is determined based on a total grant date fair value that is competitive with the value of equity awards granted to comparable officers at companies in our peer group. The percentages of the annual equity awards that are allocated to options and to RSUs are made each year by our board of directors upon the recommendation of our compensation committee. In fiscal 2023, our board of directors made the determination to allocate one-half of the total grant date fair value of the annual equity awards to RSU awards, with the remainder being allocated to stock option awards.

On February 22, 2023, our board of directors approved equity awards to each of our NEOs consisting of (i) grants of stock options vesting over four years in equal annual installments with respect to a designated number of shares as follows: Mr. Gillheeney, 1,655,381 shares, Mr. Francisco, 287,892 shares, Mr. Bilbo, 388,654 shares, Ms. Freedman, 331,076 shares, and Mr. Grow, 345,470 shares; and (ii) awards of RSUs vesting over four years in equal annual installments with respect to a designated number of shares as follows: Mr. Gillheeney, 896,414 shares, Mr. Francisco, 242,508 shares, Mr. Bilbo, 327,386 shares, Ms. Freedman, 278,884 shares, and Mr. Grow, 291,009 shares.

Benefits

Health and Welfare Benefits. Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Retirement Savings. All of our full-time employees, including our NEOs, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit (which was $19,500 in calendar 2021, $20,500 in 2022 and $22,500 in 2023), with additional salary deferrals not to exceed $6,500 in calendar 2021 and 2022 and $7,500 in 2023, available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. In addition, in the fiscal years ended 2023, 2022 and 2021, the Company made discretionary matching contributions up to 6% of base salary, up to a maximum of $330,000, $305,000 and $290,000, respectively, per year, under the 401(k) plan.

Perquisites. We pay for a leased automobile and a related tax gross up for each of our NEOs. In addition, we pay the premiums for group term life insurance and long-term disability insurance (and a related tax gross up) for each of our NEOs.

Severance and Change of Control Benefits

Pursuant to his employment agreement, our CEO is entitled to specified benefits in the event of the termination of his employment under specified circumstances, including termination without cause or for good reason. We provide more detailed information about these benefits under the caption “— Agreement with Mr. Gillheeney” below.

We believe that severance protections in the context of a change of control transaction can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s total compensation package and are consistent with competitive practices. We believe that the occurrence, or potential occurrence, of a change of control will create uncertainty regarding the continued employment of our NEOs. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. Accordingly, our board of directors has approved change in control retention agreements for each of our NEOs. These agreements provide each NEO with so-called “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid if the employment of the NEO is terminated without cause during the 24-month period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate protections as incentives to cooperate in negotiating any change of control in which their jobs may be at risk. We also provide severance benefits in an “Event of Constructive Termination” during the 24-month period after the change of control because we believe that a termination by the executive in these circumstances is conceptually the same as a termination by us without cause, and that in the context of a change of control potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination, Including Termination After a Change in Control Transaction” below.

Corporate Policies Covering Executive Compensation

Policy Against Short Sales, Hedging and Publicly Traded Options

As part of our securities trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in short sales and hedging transactions involving our securities, including zero-cost collars, forward sale contracts, purchases or sales of puts, calls or other derivative securities.

Policy Against Purchasing Company Securities on Margin

Our insider trading policy also prohibits all employees, including executive officers, and members of our board of directors, from purchasing our securities on margin or borrowing against our securities held in a margin account.

Policy Against Repricing Stock Options and Stock Appreciation Rights

Our 2018 Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval.

Clawback Policy

In June 2023, the SEC approved Nasdaq’s proposed listing rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Rule 10D-1 of the Exchange Act, which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. Effective October 2, 2023, we adopted a Compensation Recovery Policy or “Clawback” Policy covering each of our executive officers (including our named executive officers) in accordance with these requirements. Our Clawback Policy requires the prompt recovery of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Incentive-based compensation potentially subject to recovery under the Clawback Policy is, in general, limited to any compensation granted, earned, or vested based wholly or in part on the attainment of one or more financial reporting measures (whether cash or equity-based).

Equity Incentive Awards-Mechanics and Timing

Our compensation committee recommends and our board of directors approves all equity awards to our NEOs, including the CEO.

For annual option awards, the grant date is typically during February when our compensation committee and the full board of directors meet. This schedule permits the annual awards to NEOs to be effective at or near the same date that all our employees receive their annual equity awards. Our procedure for timing of stock option awards assures that grant timing is not being manipulated for employee gain. This grant date timing coincides with our employee review cycle, allowing managers to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

The exercise price for all stock options to the NEOs (including the CEO) is the fair market value of our common stock on the date of the grant. The fair market value of our common stock as of any particular date is defined as the closing price of our common stock on that date.

We do not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the company based on equity award grant dates.

Federal Tax Considerations under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of a company’s chief executive officer, chief financial officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer), as well as any officer who was treated as a covered employee under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, for any year beginning after December 31, 2016. All compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation in effect before November 2017) will not be deductible by us.

While our board of directors considers the deductibility of awards as one factor in determining executive compensation, our board of directors may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

COMPENSATION COMMITTEE REPORT

This Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and its discussions with management, this Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,

Jon Giacomin, Chair
Prathyusha Duraibabu
Michele Korfin
Arthur S. Leibowitz

April 29, 2024

Summary Compensation Table for Fiscal Year 2023

The following table sets forth information regarding compensation earned by our NEOs.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Bonus ($)(3)	All Other Compensation ($)(4)	Total ($)
Gary S. Gillheeney, Sr.	2023	908,669	2,245,159	2,249,999	762,344	78,500	6,244,671
President and Chief Executive Officer; Principal Executive Officer	2022	883,145	2,699,432	2,249,998	87,500	89,982	6,010,057
	2021	834,637	2,113,992	706,244	699,200	76,684	4,430,757
David Francisco	2023	419,930	392,080	608,695	160,902	47,687	1,629,294
Chief Financial Officer;	2022	405,502	388,676	323,994	24,300	43,339	1,185,811
Principal Financial Officer	2021	331,731	658,558	218,746	213,875	7,585	1,430,495
Patrick Bilbo	2023	472,944	528,622	821,739	277,944	55,606	2,156,855
Chief Operating Officer	2022	456,339	509,871	424,996	31,850	48,876	1,471,932
	2021	433,972	442,378	147,498	262,200	45,288	1,331,336
Lori Freedman	2023	474,259	450,598	699,999	317,361	52,636	1,994,853
Chief Administrative and Legal Officer	2022	421,264	403,102	335,999	25,200	42,947	1,228,512
	2021	395,360	361,601	120,493	161,690	34,749	1,073,893
Brian Grow	2023	448,216	470,103	730,433	231,905	44,001	1,924,658
Chief Commercial Officer	2022	436,612	434,855	362,498	28,275	48,176	1,310,416
	2021	405,863	442,378	147,498	252,640	34,475	1,282,854

(1)

Represents the grant date fair value of option awards granted in fiscal years 2021, 2022 and 2023 calculated in accordance with Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“ASC 718”). See Note 14 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)

Represents the fair value of restricted stock unit awards granted in fiscal years 2021, 2022 and 2023 calculated in accordance with ASC 718. See Note 14 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(3)	The amounts reported in this column for fiscal 2021, 2022 and 2023 represent the discretionary bonuses earned by our NEOs.
(4)	“All Other Compensation” for fiscal year 2023 includes:

(i) for Mr. Gillheeney, (a) $41,554 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $17,263, (c) $12,191 representing the cost of group term life insurance, (d) $1,350 representing the cost of long-term disability insurance premiums and (e) $6,142 representing employer matching contributions under our 401(k) plan;

(ii) for Mr. Francisco, (a) $17,660 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,336, (c) $3,998 representing the cost of group term life insurance, (d) $1,113 representing the cost of long-term disability insurance premiums and (e) $17,580 representing employer matching contributions under our 401(k) plan;

(iii) for Mr. Bilbo, (a) $22,658 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $9,412, (c) $6,336 representing the cost of group term life insurance, (d) $1,250 representing the cost of long-term disability insurance premiums and (e) $15,950 representing employer matching contributions under our 401(k) plan;

(iv) for Ms. Freedman, (a) $23,500 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $9,763, (c) $4,121 representing the cost of group term life insurance, (d) $1,254 representing the cost of long-term disability insurance premiums and (e) $13,998 representing employer matching contributions under our 401(k) plan; and

(v) for Mr. Grow, (a) $20,786 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $6,691, (c) $1,440 representing the cost of group term life insurance, (d) $1,191 representing the cost of long-term disability insurance premiums and (e) $13,893 representing employer matching contributions under our 401(k) plan.

“All Other Compensation” for fiscal year 2022 includes:

(i) for Mr. Gillheeney, (a) $47,380 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $19,684, (c) $12,191 representing the cost of group term life insurance, (d) $1,350 representing the cost of long-term disability insurance premiums and (e) $9,377 representing employer matching contributions under our 401(k) plan;

(ii) for Mr. Francisco, (a) $17,874 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,425, (c) $3,855 representing the cost of group term life insurance, (d) $1,075 representing the cost of long-term disability insurance premiums and (e) $13,110 representing employer matching contributions under our 401(k) plan;

(iii) for Mr. Bilbo, (a) $18,221 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,569, (c) $6,336 representing the cost of group term life insurance, (d) $1,212 representing the cost of long-term disability insurance premiums and (e) $15,538 representing employer matching contributions under our 401(k) plan;

(iv) for Ms. Freedman, (a) $16,930 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,034, (c) $4,022 representing the cost of group term life insurance, (d) $1,118 representing the cost of long-term disability insurance premiums and (e) $13,843 representing employer matching contributions under our 401(k) plan; and

(v) for Mr. Grow, (a) $22,930 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,381, (c) $1,427 representing the cost of group term life insurance, (d) $1,159 representing the cost of long-term disability insurance premiums and (e) $15,279 representing employer matching contributions under our 401(k) plan.

“All Other Compensation” for fiscal 2021 includes:

(i) for Mr. Gillheeney, (a) $37,086 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $15,407, (c) $12,191 representing the cost of group term life insurance, (d) $1,650 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,650 and (f) $8,700 representing employer matching contributions under our 401(k) plan;

(ii) for Mr. Francisco, (a) $3,200 representing the cost of group term life insurance, (b) $1,284 representing the cost of long-term disability insurance premiums, (c) a tax gross-up on the amount specified in (b) above of $1,284 and (f) $2,195 representing employer matching contributions under our 401(k) plan;

(iii) for Mr. Bilbo, (a) $18,044 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,496, (c) $6,245 representing the cost of group term life insurance, (d) $1,391 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,391 and (f) $8,700 representing employer matching contributions under our 401(k) plan;

(iv) for Ms. Freedman, (a) $14,753 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $6,129, (c) $3,763 representing the cost of group term life insurance, (d) $1,284 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,284 and (f) $7,536 representing employer matching contributions under our 401(k) plan; and

(v) for Mr. Grow, (a) $15,825 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $5,094, (c) $1,353 representing the cost of group term life insurance, (d) $1,323 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,323 and (f) $7,537 representing employer matching contributions under our 401(k) plan.

2023 Grants of Plan-Based Awards

The following table sets forth certain additional information regarding grants of plan-based awards to our NEOs for our 2023 fiscal year under our 2018 Plan:

	Grant Date	All other stock awards: Number of shares of stock or units(1) (#)	All other option awards: Number of securities underlying options(2) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Gary S. Gillheeney, Sr. 2023 Options	2/22/2023	—	1,655,381	$2.51	2,245,159
2023 RSUs	2/22/2023	896,414	—	—	2,249,999
David Francisco 2023 Options	2/22/2023	—	287,892	$2.51	392,080
2023 RSUs	2/22/2023	242,508	—	—	608,695
Patrick Bilbo 2023 Options	2/22/2023	—	388,654	$2.51	528,622
2023 RSUs	2/22/2023	327,386	—	—	821,739
Lori Freedman 2023 Options	2/22/2023	—	331,076	$2.51	450,598
2023 RSUs	2/22/2023	278,884	—	—	699,999
Brian Grow 2023 Options	2/22/2023	—	345,470	$2.51	470,103
2023 RSUs	2/22/2023	291,009	—	—	730,433

(1)	Restricted Stock Unit Awards (“RSUs”)

In February 2023, the Company awarded restricted stock units to Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow, which vest in equal annual installments over four years beginning February 15, 2023, provided the NEO remains employed with the Company at the time of vesting. The fair value of these awards was determined based on the fair value of the stock on the date of grant. The aggregate grant date fair value of restricted stock units granted during the fiscal year is computed in accordance with the provisions of ASC 718.

(2)	Stock Options

In February 2023, the Company awarded stock options to Mr. Gillheeney, Mr. Francisco, Mr. Bilbo, Ms. Freedman and Mr. Grow, which becomes exercisable in equal annual installments over four years beginning February 15, 2023, provided the NEO remains employed with the Company at the time of vesting. Each of the option awards has a ten-year term. The aggregate grant date fair value of stock options granted during the fiscal year is computed in accordance with the provisions of ASC 718. The exercise price of the options is equal to the closing price of our common stock on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements, Severance and Change in Control Arrangements

We have entered into employment agreements or employment letter agreements with our named executive officers. The agreements generally provide for at-will employment and set forth the NEO’s initial base salary, and eligibility for employee benefits. In addition, each of our NEOs is subject to confidentiality obligations and has agreed to assign to us any inventions developed during the term of their employment.

Agreement with Mr. Gillheeney

We entered into an employment agreement with Mr. Gillheeney, dated February 1, 2007. The agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2024, Mr. Gillheeney’s annual base salary was increased from $896,875 to $932,750, and he is currently eligible to receive a target annual performance bonus of 100% of his base salary. In August 2018, our board of directors agreed that if Mr. Gillheeney is terminated involuntarily without cause or he resigns with good reason, these terms as defined in the employment agreement, he is entitled to the following (subject to his execution of a release in form and substance reasonably satisfactory to us): (i) his then current annual base salary payable in 12 equal monthly installments, (ii) a continuation of benefit coverage for one (1) year, and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

Agreement with Mr. Francisco

We entered into an employment letter agreement with Mr. Francisco, dated January 13, 2021. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2024, Mr. Francisco’s annual base salary was increased from $415,125 to $477,394 and he is currently eligible to receive a target annual performance bonus of 60% of his base salary.

Agreement with Mr. Bilbo

We entered into an employment letter agreement with Mr. Bilbo, dated February 14, 2017. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2024, Mr. Bilbo’s annual base salary was increased from $466,375 to $485,030 and he is currently eligible to receive a target annual performance bonus of 70% of his base salary.

Agreement with Ms. Freedman

We entered into an employment letter agreement with Ms. Freedman, dated January 19, 2018. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2024, Ms. Freedman’s annual base salary was increased from $475,020 to $494,021 and she is currently eligible to receive a target annual performance bonus of 60% of her base salary.

Agreement with Mr. Grow

We entered into an employment letter agreement with Mr. Grow, dated May 9, 2017. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2024, Mr. Grow’s annual base salary was increased from $443,700 to $461,448 and he is currently eligible to receive a target annual performance bonus of 65% of his base salary.

Change in Control Retention Agreements

We have also entered into a Change in Control Retention Agreement with each of our executive officers. See “- Potential Payments Upon Termination, Including Termination After a Change in Control Transaction” below for additional information.

Outstanding Equity Awards at Fiscal 2023 Year End

The following table sets forth information regarding outstanding stock options and restricted stock units held by our named executive officers as of December 31, 2023.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Option Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gary S. Gillheeney, Sr.	1,067,245	—		0.99	12/8/2024	12/8/2014
	320,182	145,210	(2)	4.04	4/22/2030	4/22/2020
	197,645	197,644	(3)	13.68	2/16/2031	2/16/2021
	166,133	498,399	(4)	8.03	2/15/2032	2/15/2022
	—	1,655,381	(5)	2.51	2/22/2033	2/22/2023
							1,154,423	4,721,590
David Francisco	43,239	—		12.74	2/15/2031	2/15/2021
	41,978	41,977	(3)	13.68	2/16/2031	2/16/2021
	23,923	71,769	(4)	8.03	2/15/2032	2/15/2022
	—	287,892	(5)	2.51	2/22/2033	2/22/2023
							278,251	1,138,047
Patrick Bilbo	152,250	—		1.18	4/10/2024	4/10/2014
	142,100	—		3.46	5/4/2027	5/4/2017
	101,500	—		3.46	5/4/2027	5/4/2017
	168,138	56,047	(2)	4.04	4/22/2030	4/22/2020
	41,278	41,278	(3)	13.68	2/16/2031	2/16/2021
	31,381	94,141	(4)	8.03	2/15/2032	2/15/2022
	—	388,654	(5)	2.51	2/22/2033	2/22/2023
							380,980	1,558,208
Lori Freedman	40,600	—		5.40	2/21/2028	2/21/2018
	132,983	44,327	(2)	4.04	4/22/2030	4/22/2020
	33,722	33,722	(3)	13.68	2/16/2031	2/16/2021
	24,809	74,427	(4)	8.03	2/15/2032	2/15/2022
	—	331,076	(5)	2.51	2/22/2033	2/22/2023
							321,400	1,314,526
Brian Grow	30,450	—		1.18	4/10/2024	4/10/2014
	958	—		1.24	1/12/2025	1/12/2015
	4,060	—		2.47	8/11/2025	8/11/2015
	102,200	—		3.46	5/4/2027	5/4/2017
	60,900	—		3.46	5/4/2027	5/4/2017
	160,496	53,499	(2)	4.04	4/22/2030	4/22/2020
	41,278	41,278	(3)	13.68	2/16/2031	2/16/2021
	26,766	80,297	(4)	8.03	2/15/2032	2/15/2022
	—	345,470	(5)	2.51	2/22/2033	2/22/2023
							338,380	1,383,974

(1)

The market values of the awards set forth in this table are based on the number of awards shown multiplied by the closing price of our common stock on December 29, 2023 ($4.09), as reported by the Nasdaq Capital Market.

(2)	The option becomes exercisable in equal annual installments over four years beginning April 1, 2020, subject to continued employment.

(3)	The option becomes exercisable in equal annual installments over four years beginning February 16, 2021, subject to continued employment.
(4)	The option becomes exercisable in equal annual installments over four years beginning February 15, 2022, subject to continued employment.
(5)	The option becomes exercisable in equal annual installments over four years beginning February 15, 2023, subject to continued employment.

2023 Options Exercised and Stock Awards Vested

The following table sets forth the value realized by our NEOs from shares of common stock underlying unit awards that settled during fiscal year 2023. The value realized upon vesting of the stock awards is based on the fair market value of the shares on the settlement date of the unit awards. Our NEOs did not exercise any options to purchase common stock during fiscal year 2023.

	Stock Awards (1)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary S. Gillheeney, Sr.	105,000	$286,990
David Francisco	12,829	$36,995
Patrick Bilbo	24,435	$64,170
Lori Freedman	19,391	$50,931
Brian Grow	22,102	$57,663

(1)

These stock awards consist of (i) 25% of the RSUs granted on April 22, 2020 that vested and settled in April 2023 (except that no stock award was issued to Mr. Franscisco in April 2020 because he had not yet joined the Company), (ii) 25% of the RSUs granted on February 16, 2021 that vested and settled in February 2023 and (iii) 25% of the RSUs granted on February 15, 2022 that vested and settled in February 2023. The amounts shown in this column represent the number of shares of common stock underlying the RSUs vested multiplied by the closing price of our common stock on the vesting day without giving effect to the forfeiture of shares underlying the RSUs for tax withholding purposes.

Potential Payments Upon Termination, Including Termination After a Change in Control Transaction

Termination (Not in Connection with a Change in Control)

If Mr. Gillheeney is terminated involuntarily without cause or he resigns with good reason (not in connection with a change in control transaction), these terms as defined in the employment agreement, he is entitled to the following (subject to his execution of a release in form and substance reasonably satisfactory to us): (i) his then current annual base salary payable in 12 equal monthly installments, (ii) a continuation of benefit coverage for one (1) year, and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

The other NEOs are not entitled to payments upon termination of their employment not in connection with a change in control transaction.

Termination (Change in Control)

We and each of our executive officers entered into a Change in Control Retention Agreement (the “Change in Control Agreement”). Pursuant to the Change in Control Agreement, if the executive’s employment is terminated during the twenty-four month period following a “Change in Control” (a) by us without “Cause” or (b) by the executive upon the occurrence of an “Event of Constructive Termination” (as those terms are defined in the Change in Control Agreement), the executive will receive from us: (i) a lump-sum amount equal to one times (two times in the case of Mr. Gillheeney, our Chief Executive Officer) the executive’s base annual salary and the executive’s annual target bonus, in each case at the highest rate in effect at any time during the 12 months immediately preceding the termination of the executive’s employment with us; (ii) for up to 12 months (24 months in the case of Mr. Gillheeney) following the executive’s termination of employment, payment of the difference between the cost of COBRA continuation coverage for the executive and any dependent who received health insurance coverage prior to such termination, and any premium contribution amount applicable to the executive as of such termination; and (iii) full acceleration of the vesting of any time-based equity awards held by the executive. Our obligation to provide the foregoing benefits is subject to the executive entering into a new noncompetition agreement with us and the effectiveness of a release of claims executed by the executive in favor of us.

The following tables shows the potential payments due to each of our NEOs (i) upon termination of employment without cause not in connection with a change in control and (ii) upon termination of employment without cause within 24 months following a change of control; assuming such termination were to have occurred as of December 31, 2023.

	Termination Without Cause(1) Not in Connection with a Change in Control
	Salary ($)	Bonus ($)	Benefits ($)(2)	Other ($)(3)	Value of Modified Equity Awards ($)(4)	Total ($)
Gary S. Gillheeney, Sr.	896,875	—	18,106	169,758	—	1,084,739
David Francisco	—	—	—	46,282	—	46,282
Patrick Bilbo	—	—	—	50,212	—	50,212
Lori Freedman	—	—	—	32,872	—	32,872
Brian Grow	—	—	—	58,010	—	58,010

(1)

“Cause” is defined as (a) gross negligence in the performance of assigned duties; (b) refusal to perform or discharge the duties or responsibilities assigned by the Chief Executive Officer and/or Board of Directors, provided the same are not illegal and are consistent with the duties customarily associated with your position; (c) conviction of a felony; (d) willful or prolonged unexcused absence from work; (e) falseness of any material statement in any employment application with, or resume or other written communication to the Company; or (f) the material breach of your obligations under this Agreement or the Invention, Nondisclosure and Non-Competition Agreement to the material detriment of the Company.

(2)

Consists of medical and dental benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2023 and is valued at the premiums in effect on December 31, 2023.

(3)

Represents (a) for each NEO, accrued vacation pay due to the executive officer as of December 31, 2023 and (b) for Mr. Gillheeney, estimated executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

(4)	No options or restricted stock units would vest as a result of the termination of the executive officer’s employment without cause not in connection with a change of control.

	Termination Without Cause(1) Following a Change in Control
	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gary S. Gillheeney, Sr.	1,793,750	1,793,750	32,165	117,258	5,957,926	9,694,849
David Francisco	415,125	249,075	47,757	46,282	1,368,507	2,126,746
Patrick Bilbo	466,375	326,463	32,165	50,212	1,708,104	2,583,319
Lori Freedman	475,020	285,012	47,770	32,872	1,405,846	2,246,520
Brian Grow	443,700	288,405	47,535	58,010	1,547,683	2,385,333

(1)

“Change in control” is defined as the occurrence of any of the following: (i) the acquisition other than by the Control Group by an individual, entity, group or any other person of beneficial ownership of more than fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company or (y) the combined voting power of the election of directors for the Company; and/or (ii) the sale of substantially all of the Company’s assets or a merger or sale of stock wherein the holders of the Company’s capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of the Company or its successor immediately following such sale; (iii) the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; and/or (iv) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(2)	Amount represents 100% of the executive’s target bonus for the fiscal year in which termination of employment occurs. In the case of our CEO, the amount represents 200% of his target bonus.
(3)

Represents payment of the difference between the cost of COBRA continuation coverage for the executive officer and any dependent who received health insurance coverage prior to December 31, 2023, and any premium contribution amount applicable to the executive as of December 31, 2023.

(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2023.
(5)

Represents the intrinsic value, as of December 31, 2023, of all unvested stock options and restricted stock units that would vest as a result of the termination of the executive officer’s employment as of December 31, 2023, in connection with a change of control.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees other than our principal executive officer. For fiscal year 2023, the annual total compensation for Gary S. Gillheeney, Sr., our Chief Executive Officer, as reported in our Summary Compensation Table, was $6,244,671, and the annual total compensation for our median employee was $362,200, resulting in an estimated pay ratio of approximately 17:1.

We identified the median employee as of December 31, 2023, by aggregating for each employee employed on that date base salary or wages actually paid in fiscal year 2023. We chose this methodology because we believed it was reasonably representative of our employee compensation. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all of our employees who were employed on December 31, 2023, excluding Mr. Gillheeney, which totaled 865 employees, all of whom are based in the United States. Foreign employees, which total fewer than 5% of our employees, were excluded. We selected the employee ranked 433 on the list as our “median employee” for purposes of calculating the pay ratio and then determined that employee’s annual total compensation in the same manner as we determined Mr. Gillheeney’s compensation for purposes of the Summary Compensation Table.

Pay Versus Performance
The following table provides a summary of the “total compensation” of our principal executive officer (“PEO”) and our other named executive officers (the
“Non-PEO
NEOs”) as presented in the Summary Compensation Table (“SCT”), “Compensation Actually Paid,” calculated as prescribed by the SEC (“CAP”), to the PEO, the average CAP for the
Non-PEO
NEOs, total shareholder return (“TSR”), Net Income and the Company-selected financial measure of Net Revenue for 2023, 2022, 2021 and 2020. This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our board of directors and compensation committee evaluate compensation decisions in light of company or individual performance. For discussion of how our board of directors and compensation committee seek to align pay with performance when making compensation decisions, please review the “Compensation Discussion and Analysis” section of this proxy statement.

Year	SCT total for PEO ($)(1)	Compensation actually paid to PEO ($)(2)	Average SCT total for Non-PEO NEOs ($)(3)	Average compensation actually paid to Non-PEO NEOs ($)(3)(4)	Value of initial fixed $100 investment(5) based on:		Net Income ($ millions)	Net Revenue ($ millions) (6)
					Total shareholder return ($)	Peer group total shareholder return ($)
2023	6,244,671	10,493,115	1,926,415	2,923,787	85.03	115.42	4.9	433.1
2022	6,010,057	(1,042,976)	1,299,168	(155,180)	55.93	111.27	15.5	450.9
2021	4,430,757	6,311,748	1,279,645	1,875,058	192.10	124.89	94.2	467.4
2020	2,541,209	5,102,714	975,076	2,043,737	156.55	125.69	17.2	338.3

(1)	The PEO is Gary S. Gillheeney, Sr.
(2)
To calculate CAP for the PEO, the following adjustments were made to SCT total compensation, calculated in accordance with Item 402(v) of Regulation
S-K
for each year shown (with equity values calculated in accordance with ASC 718):

Fiscal Year (FY)	SCT Stock Award Value & Option Award Value ($)	Fair Value of FY Equity Awards at FYE($)(i)	Change in Value of Prior Years’ Awards Unvested at FYE ($)(ii)	Change in Value of Prior Years’ Awards that Vested in FY($)(iii)	Fair Value of Awards Forfeited in FY($)	Dividends Paid in FY on Unvested Awards($)	Net Adjustment to SCT Total to Calculate CAP($)
2023	(4,495,158)	7,257,783	1,470,247	15,572	—	—	4,248,444

(i)	Valued at the fiscal year end (FYE).
(ii)	Valued as of the prior FYE and as of the current FYE.
(iii)	Valued as of the prior FYE and as of the vesting date.
(3)
The
Non-PEO
NEOs represent the following individuals for each of the years shown: David Francisco (other than 2020), Chief Financial Officer and principal financial and accounting officer, Patrick Bilbo, Chief Operating Officer, Lori Freedman, Chief Administrative and Legal Officer, and Brian Grow, Chief Commercial Officer.

(4)
To calculate average CAP for the
Non-PEO
NEOs, the following adjustments were made to SCT total compensation, calculated in accordance with Item 402(v) of Regulation
S-K
for each year shown (with equity values calculated in accordance with ASC 718):

Fiscal Year (FY)	SCT Stock Award Value & Option Award Value ($)	Fair Value of FY Equity Awards at FYE($)(i)	Change in Value of Prior Years’ Awards Unvested at FYE ($)(ii)	Change in Value of Prior Years’ Awards that Vested in FY($)(iii)	Fair Value of Awards Forfeited in FY ($)	Dividends Paid in FY on Unvested Awards ($)	Net Adjustment to SCT Total to Calculate CAP($)
2023	(1,175,567)	1,901,866	276,222	(5,149)	—	—	997,372

(i)	Valued at the FYE.
(ii)	Valued as of the prior FYE and as of the current FYE.

(iii)	Valued as of the prior FYE and as of the vesting date.
(5)
The Peer Group TSR set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(6)
Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2023 to our company’s performance, is Net Revenue.

Required Tabular Disclosure of Most Important Performance Measures
The most important financial performance measures used by the company to link CAP to the company’s NEOs for the most recently completed fiscal year to the Company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis.”

•	Net revenue

•	Gross margin percentage

•	Adjusted EBITDA, a non-GAAP measure
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation
S-K,
we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company total shareholder return and that of the Peer Group. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable fiscal years.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-than-5 percent Stockholders

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 10, 2024, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock (i) underlying RSUs that will vest within 60 days of April 10, 2024 or (ii) subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 10, 2024, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 132,572,465 shares of our common stock outstanding as of April 10, 2024. The number of outstanding shares beneficially owned by each stockholder below was obtained from the most recent publicly filed information, as applicable.

Name and Address of Beneficial Owner(1)	Number of Shares	Right to Acquire	Total	Percentage of Shares Outstanding
5%+ Stockholders
Significant Stockholder Group(2)	59,007,134	—	59,007,134	44.5%
Organo PFG LLC and affiliated entities(3)	11,131,474	—	11,131,474	8.4%
Morgan Stanley(4)	11,505,331		11,505,331	8.7%
Soleus Capital Master Fund, L.P.(5)	8,963,000	—	8,963,000	6.8%
Michael W. Katz(6)	1,495,062	100,000	1,595,062	1.2%
Directors and Named Executive Officers
Gary S. Gillheeney, Sr.	841,501	2,884,897	3,726,398	2.8%
Alan A. Ades(7)	26,375,746	—	26,375,746	19.9%
Robert Ades	—	—	—	—
Michael J. Driscoll	91,284	—	91,284	*
Prathyusha Duraibabu	93,844	—	93,844	*
David Erani	—	—	—	—
Jon Giacomin	89,830	1,773	91,603	*
Michele Korfin	89,650	—	89,650	*
Arthur S. Leibowitz	136,591	30,000	166,591	*
Glenn H. Nussdorf(8)	14,963,663	—	14,963,663	11.3%
Gilberto Quintero	89,650	—	89,650	*
Patrick Bilbo	347,065	774,294	1,121,359	*
David Francisco	63,850	298,502	362,352	*
Lori Freedman	83,924	470,064	553,988	*
Brian Grow	103,816	662,338	766,154	*
All directors and executive officers as a group (16 individuals)(9)	43,411,122	5,528,173	48,939,295	36.9%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, Massachusetts 02021.
(2)

Alan A. Ades, Albert Erani, Glenn H. Nussdorf, Dennis Erani, Starr Wisdom and certain of their respective affiliates, including Organo PFG LLC, Organo Investors LLC, Dennis Erani 2012 Issue Trust, Alan Ades as Trustee of the Alan Ades 2014 GRAT, Albert Erani Family Trust dated 12/29/2012, RED Holdings, LLC, GN 2016 Family Trust u/a/d August 12, 2016 and GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, who we refer to collectively as the Significant Stockholder Group, control a significant amount of the voting power of the outstanding Class A common stock. The Significant Stockholder Group reported that they hold their shares of our stock as part of a group (as defined in Section 13(d)(3) of the Exchange Act) for the purposes of reporting beneficial ownership of the Company’s securities in an Amendment No. 6 to Schedule 13D filed on December 30, 2021.

(3)

Consists of (i) 8,279,490 shares of Class A common stock held by Organo PFG LLC and (ii) 2,851,984 shares of Class A common stock held by Organo Investors LLC. Alan A. Ades and Albert Erani are managing members of Organo PFG LLC and of Organo Investors LLC and they share voting and investment power over the shares of Class A common stock held by each entity. Each of Mr. Ades and Mr. Erani disclaim beneficial ownership of the shares of Class A common stock held by each of Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is c/o Rugby Realty Co., Inc., 300 Lighting Way, Secaucus, NJ 07094.

(4)

According to a Schedule 13G filed with the SEC on February 9, 2024, (i) Morgan Stanley had shared voting power and shared dispositive power with respect to 11,500,855 shares of Class A common stock and (ii) Morgan Stanley & Co. LLC had shared voting power and shared dispositive power with respect to 11,478,036 shares of Class A common stock, as of December 31, 2023. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley & Co. LLC, a wholly-owned subsidiary of Morgan Stanley. The address of each of the foregoing is 1585 Broadway New York, NY 10036.

(5)

Consists of 8,963,000 shares of Class A common stock held by Soleus Capital Master Fund, L.P. (“Master Fund”) according to a Schedule 13G filed with the SEC on February 2, 2024. Soleus Capital, LLC (“Soleus Capital”) is the sole general partner of Master Fund and thus holds voting and dispositive power over the shares held by Master Fund. Soleus Capital Group, LLC (“SCG”) is the sole managing member of Soleus Capital. Mr. Guy Levy is the sole managing member of SCG. Each of SCG, Soleus Capital and Mr. Guy Levy disclaims beneficial ownership of these securities held by Master Fund, except to the extent of their respective pecuniary interests therein. The address of each of the foregoing is 104 Field Point Road, 2nd Floor, Greenwich, CT 06830.

(6)

Consists of: (i) 76,382 shares of Class A common stock, (ii) 1,418,680 shares of Class A common stock (the “Trust Shares”) held by the GN 2016 Family Trust u/a/d August 12, 2016 (the “Trust”) and (iii) 100,000 shares of Class A common stock underlying stock options that are exercisable as of April 10, 2024, or will become exercisable within 60 days after such date. Mr. Katz is the trustee of the Trust, a stockholder of the issuer that is a member of a group holding over 10% of the outstanding shares of Class A common stock of the issuer for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Mr. Katz exercises voting and investment control over the Trust Shares, but Mr. Katz does not have a pecuniary interest in the Trust Shares.

(7)

Consists of (i) 8,406,498 shares of Class A common stock, (ii) 6,837,774 shares of Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, (iii) 8,279,490 shares of Class A common stock held by Organo PFG LLC and (iv) 2,851,984 shares of Class A common stock held by Organo Investors LLC. Mr. Ades exercises voting and investment power over the shares of Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC. Mr. Ades disclaims beneficial ownership of the shares of Class A common stock held by each of Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein.

(8)

Consists of (i) 2,783,663 shares of Class A common stock, (ii) 1,418,680 shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016 and (iii) 10,761,320 shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Nussdorf exercises voting and investment power over the shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Michael Katz, as trustee, exercises and Mr. Nussdorf may be deemed to exercise voting and investment power over the shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016. Mr. Nussdorf disclaims beneficial ownership of the shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, except to the extent of his pecuniary interest therein, and each of Mr. Nussdorf and Mr. Katz disclaims beneficial ownership of the shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016, except to the extent of his pecuniary interest therein. The address of each of the foregoing (other than Mr. Katz) is 35 Sawgrass Drive, Bellport, NY 11713.
(9)

Consists of (i) 43,411,122 shares of Class A common stock, (ii) 5,526,400 shares of Class A common stock underlying stock options that are exercisable as of April 10, 2024 or will become exercisable within 60 days after such date and (iii) 1,773 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 10, 2024. As to disclaimers of beneficial ownership, see footnotes (2), (7) and (8) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act and the policy, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person (including our executive officers, directors and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders), had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee (currently composed of Mr. Leibowitz, Ms. Duraibabu, Mr. Giacomin and Dr. Quintero, all independent directors), but only those independent directors who are disinterested, is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. The disclosure below covers related party transactions that have occurred since January 1, 2023.

Agreements with Our Stockholders

Leases with Significant Stockholder Group

The buildings we occupy in Canton, Massachusetts are owned (or in the case of 275 Dan Road, was owned until August 11, 2021) by entities that are controlled by Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf. These entities are: 65 Dan Road SPE, LLC; 65 Dan Road Associates; 85 Dan Road Associates; Dan Road Associates; and 275 Dan Road SPE, LLC. Mr. Ades, Mr. Albert Erani and Mr. Nussdorf are current and former members of our board of directors and greater than 5% stockholders. Mr. Ades and Mr. Albert Erani are first cousins. Together, Mr. Ades, Mr. Albert Erani, Mr. Dennis Erani and Mr. Nussdorf and certain of their respective affiliates, control a significant amount of the voting power of our outstanding Class A common stock.

On January 1, 2013, we entered into a capital lease with 65 Dan Road SPE, LLC related to the facility at 65 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $1,329,504 in 2023. As of December 31, 2023, we had accrued, unpaid rent of $1,046,065 due under the lease. Under the lease, we were required to make monthly rent payments of approximately $62,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2022 to approximately $75,000 per month, increased by 46.9% on January 1, 2023 to approximately $110,792 per month and did not increase on January 1, 2024. In addition to the monthly rent payments, we are responsible for taxes and insurance on the property which are paid directly to the Town of Canton and the insurance carrier, respectively. The original lease term expired on December 31, 2022. In November 2021, we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into a capital lease with 85 Dan Road Associates related to the facility at 85 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $1,295,696 in 2023. As of December 31, 2023, we had accrued, unpaid rent of $2,222,756 due under the lease. Under the lease, we were required to make monthly rent payments of $77,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2022 to approximately $93,000 per month, increased by 15.9% on January 1, 2023 to approximately $107,975 per month and did not increase on January 1, 2024. In addition to the monthly rent payments, we are responsible for taxes and insurance on the property which are paid directly to the Town of Canton and the insurance carrier, respectively. The lease term expired on December 31, 2022. In November 2021, we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into a capital lease with Dan Road Equity I, LLC related to the facility at 150 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $2,612,709 in 2023. As of December 31, 2023, we had accrued, unpaid rent of $2,003,922 due under the lease. Under the lease, we were required to make monthly rent payments of approximately $95,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2022 to approximately $115,000 per month, increased by 88.7% on January 1, 2023 to approximately $217,726 per month and did not increase on January 1, 2024. In addition to the monthly rent payments, we are responsible for taxes and insurance on the property which are paid directly to the Town of Canton and the insurance carrier, respectively. The lease term expired on December 31, 2022. In November 2021, we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into capital lease arrangements with 275 Dan Road SPE, LLC for the property located on 275 Dan Road, Canton, Massachusetts (“275 Dan Road”). Under the lease, we were required to make monthly rent payments of approximately $92,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $101,000 per month. In addition to the monthly rent payments, we were responsible for reimbursing the landlord for taxes and insurance on the property. On August 11, 2021, we purchased the land, building and improvements located at 275 Dan Road from 275 Dan Road SPE, LLC (the “Seller”) for a purchase price of $6 million, which we paid at closing. In connection with the purchase of the property, the 275 Dan Road lease was terminated. The purchase and sale of 275 Dan Road was completed pursuant to a Purchase and Sale Agreement dated as of August 11, 2021 by and between us and the Seller (the “Purchase and Sale Agreement”). Under the Purchase and Sale Agreement, we agreed to pay the Seller deferred rent of $5,062,788 that was owed to the Seller under the 275 Dan Road lease (the “Deferred Rent”) and accrued interest thereon (the “Accrued Interest”). We paid the Seller one-half of the Deferred Rent and Accrued Interest in November 2021 and paid the remainder in five equal installments with interest on the balance of the Deferred Rent only at an annual simple rate of 4.5% on January 4, 2022, April 1, 2022, July 1, 2022, October 3, 2022 and January 3, 2023. We made aggregate payments of Deferred Rent and Accrued Interest under the Purchase and Sale Agreement of $626,093 in 2023. Other than the payment of Deferred Rent and Accrued Interest, we were not required to pay any fees or penalties in connection with the termination of the 275 Dan Road lease.

On August 6, 2019, we entered into a Letter Agreement (the “Letter Agreement”) with Dan Road Associates LLC, 85 Dan Road Associates LLC, 275 Dan Road SPE LLC and 65 Dan Road SPE LLC (collectively, the “Landlords”) pursuant to which we agreed that each Landlord shall be entitled to receive interest on the accrued but unpaid rent obligations under the leases described above as of March 14, 2019, which totaled $10,335,513.47 (the “Lease Debt”) for the period commencing April 1, 2019. The interest on the Lease Debt accrues at a rate per annum equal to the greater of (A) the prime rate plus three and three-quarters of one percent (3.75%) and (B) nine and one-quarter of one percent (9.25%), which was the rate applicable to the term loans under that certain Credit Agreement dated as of March 14, 2019, as amended, among us and the lenders party thereto. Accrued interest on the Lease Debt is payable in cash on the date when the Lease Debt is repaid (as to the principal amount so repaid) and shall not itself bear interest. As of December 31, 2023, accrued and unpaid interest under the Letter Agreement (exclusive of amounts paid to 275 Dan Road SPE LLC pursuant to the Purchase and Sale Agreement for 275 Dan Road) was equal to $2,325,723. As noted above, pursuant to the Purchase and Sale Agreement for 275 Dan Road, we agreed to pay the Seller the Deferred Rent under the 275 Dan Road lease and the Accrued Interest under the 275 Dan Road lease.

Executive Officer Compensation

See “Executive Compensation” for additional information regarding compensation of our NEOs.

Gary Gillheeney, Jr., our Vice President, Customer Experience, is a child of Gary S. Gillheeney, Sr., our President and Chief Executive Officer, and he received total compensation of $341,226 in fiscal year 2023. James Gillheeney, one of our regional sales managers, is also a child of Gary S. Gillheeney, Sr. and he received total compensation of $247,822 in fiscal year 2023.

Employment Agreements

We have entered into employment agreements with certain of our NEOs. For more information regarding these agreements, see “Executive Compensation.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The primary role of our audit committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent registered public accounting firm’s qualifications, independence and performance.

Management is responsible for establishing and maintaining the company’s system of internal controls and for preparation of the company’s financial statements. Our independent registered public accounting firm is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent registered public accounting firm, and has also met separately with our independent registered public accounting firm, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2023 with management and the independent registered public accounting firm. As part of this review, the audit committee discussed with our independent registered public accounting firm the communications required by generally accepted auditing standards, including those described in the Public Company Accounting Oversight Board’s Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as amended.

The audit committee has received from our independent registered public accounting firm a written statement describing all relationships between that firm and Organogenesis Holdings Inc. that might bear on the registered public accounting firm’s independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has discussed the written statement with the independent registered public accounting firm, and has considered whether the independent registered public accounting firm’s provision of any consultation and other non-audit services to Organogenesis Holdings Inc. is compatible with maintaining the registered public accounting firm’s independence.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that Organogenesis Holdings Inc.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission.

Arthur S. Leibowitz, Chair

Prathyusha Duraibabu

Jon Giacomin

Gilberto Quintero

Our Independent Registered Public Accounting Firm

Our Audit Committee engaged RSM US LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2023. RSM US LLP also served as our registered public accounting firm for the fiscal year ended December 31, 2022. Representatives of RSM US LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

Audit and Other Fees

The following is a summary of the fees for professional services rendered by RSM US LLP, our independent registered public accounting firm, for fiscal years 2023 and 2022.

Fee Category	Fiscal 2023	Fiscal 2022
Audit fees	$1,233,238	$1,197,525
Audit-related fees	—	—
Tax fees	$—	31,500
All other fees	—	—

Total fees	$1,233,238	$1,229,025

Audit fees. Audit fees for each of Fiscal 2023 and Fiscal 2022 consist of fees and related expenses for the professional services rendered for the audit of our financial statements, the audit of our internal control over financial reporting, and the review of the interim financial statements included in our quarterly reports on Form 10-Q.

Tax fees. Tax fees consist of fees billed related to an IRC Section 382 Valuation Analysis provided by our independent registered public accounting firm.

Pre-Approval Policies and Procedures

Our audit committee’s pre-approval policies or procedures do not allow our management to engage RSM US LLP to provide any specified services without specific audit committee pre-approval of the engagement for those services. All of the services provided by RSM US LLP during fiscal years 2023 and 2022 were pre-approved.

Whistleblower Procedures

Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

OTHER MATTERS

Other Business

Neither we nor our board of directors intends to propose any matters of business at the meeting other than the proposals described in this proxy statement. Neither we nor our board or directors know of any matters to be proposed by others at the meeting.

Stockholder Proposals for Next Annual Meeting

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our next Annual Meeting of Stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than December 30, 2024 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to our next annual meeting. However, if the date of our next annual meeting is changed by more than 30 days from the anniversary of our 2024 Annual Meeting, then the deadline to submit such stockholder proposals is a reasonable time before we begin to print and send our proxy materials.

Stockholder proposals intended to be presented at our next annual meeting submitted outside the processes of Rule 14a-8 or stockholder proposals to nominate a director candidate to be considered by the board of directors must be received in writing by us no later than the close of business on March 22, 2025, nor earlier than February 20, 2025, together with all supporting documentation and information required by our bylaws; provided, however, that if our next annual meeting is advanced more than 30 days or delayed more than 60 days after the anniversary of our 2023 Annual Meeting, such notice must be received in writing by us not earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting nor later than the close of business on the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date is first made. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

In addition to satisfying the foregoing requirements under the bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 21, 2025. If the date of the 2024 Annual Meeting is more than 30 days before or after June 20, 2025, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide such notice by the later of 60 days prior to the meeting or the 10th day after the Company first publicly announces the date of the meeting.

APPENDIX A

ORGANOGENESIS HOLDINGS INC.

2018 EQUITY INCENTIVE PLAN

Section 1. Purposes of the Plan

The purposes of the Organogenesis Holdings Inc. 2018 Equity Incentive Plan (the “Plan”) are to (i) provide long-term incentives and rewards to those employees, officers, directors and other key persons (including consultants) of Organogenesis Holdings Inc. (the “Company”) and its Subsidiaries (as defined below) who are in a position to contribute to the long-term success and growth of the Company and its Subsidiaries, (ii) to assist the Company and its Subsidiaries in attracting and retaining persons with the requisite experience and ability, and (iii) to more closely align the interests of such employees, officers, directors and other key persons with the interests of the Company’s stockholders.

Section 2. Definitions

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 3(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards, and Dividend Equivalent Rights.

“Award Agreement” shall mean the agreement, whether in written or electronic form, specifying the terms and conditions of an Award granted under the Plan.

“Board” means the Board of Directors of the Company.

“Change in Control” and “Change in Control of the Company” are defined in Section 18.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Disability” means a total and permanent disability as provided in the long-term disability plan or policy maintained, or most recently maintained, by the Company or a Subsidiary, as applicable, for the holder of the Award, whether or not such individual actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of the holder of the Award, or if the determination of disability relates to an Incentive Stock Option and the continued qualification of the Option is dependent upon such determination, Disability means permanent and total disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether an individual is disabled will be made by the Administrator and may be supported by the advice of a physician competent in the area to which such disability relates.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means the closing price for the Stock on any given date during regular trading, or as reported on the principal exchange on which the Stock is then traded, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

“Grant Date” means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the recipient within a reasonable time after the grant.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Nonstatutory Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6.

“Performance Share Award” means Awards granted pursuant to Section 11.

“Reporting Persons” means a person subject to Section 16 of the Exchange Act.

“Restricted Stock Award” means Awards granted pursuant to Section 8.

“Restricted Stock Units” means Awards granted pursuant to Section 9.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Class A common stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 4.

“Stock Appreciation Right” means an Award granted pursuant to Section 7.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company owns at least a 50% interest or controls, either directly or indirectly.

“Termination Date” means the date, as determined by the Administrator, that an individual’s employment or service relationship, as applicable, with the Company or a Subsidiary terminates for any reason.

“Unrestricted Stock Award” means any Award granted pursuant to Section 10.

Section 3. Administration Of Plan

(a) Administrator. The Plan shall be administered by either the Board or a committee of not less than two Independent Directors (in either case, the “Administrator”), as determined by the Board from time to time; provided that, for purposes of Awards to directors or Reporting Persons of the Company, the Administrator shall be deemed to include only directors who are Independent Directors and no director who is not an Independent Director shall be entitled to vote or take action in connection with any such proposed Award.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards; except that repricing of Stock Options and Stock Appreciation Rights shall not be permitted without stockholder approval;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 6(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration and operation of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan; and

(ix) to make any adjustments or modifications to Awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants, to fulfill the purposes of the Plan and/or to comply with applicable laws.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company, provided that he or she is a member of the Board of Directors, or to one or more members of the Board of Directors of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards at Fair Market Value, to individuals who are not Reporting Persons. Any such delegation by the Administrator shall include a limitation as to the amount or value of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

Section 4. Stock Issuable Under The Plan; Mergers; Substitution

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be equal to 32,925,966 shares of Stock (the “Pool”). For purposes of this limitation, in respect of any shares of Stock under any Award under the Plan which shares are forfeited, canceled, satisfied without the issuance of Stock, otherwise terminated, or, for shares of Stock issued pursuant to any unvested full value Award, reacquired by the Company at not more than the grantee’s purchase price (other than by exercise) (“Unissued Shares”), such Unissued Shares shall be added back to the Pool. Notwithstanding the foregoing, upon the exercise of any Award to the extent that the Award is exercised through tendering (or attesting to) previously owned shares or through withholding shares that would otherwise be awarded and to the extent shares are withheld for tax withholding purposes, the Pool shall be reduced by the gross number of shares of Stock being exercised without giving effect to the number of shares tendered or withheld. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award, including Incentive Stock Options. The shares available for issuance from the Pool may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury, or shares purchased on the open market.

(b) Changes in Stock. Subject to Section 18 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of shares subject to an Award that can be granted to an Independent Director in any calendar year, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options or Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation applicable to individuals set forth in the penultimate sentence of Section 4(a).

Section 5. Eligibility

Incentive Stock Options may only be granted to employees (including officers and directors who are also employees) of the Company or a Subsidiary. All other Awards may be granted to employees, officers, directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries. The aggregate number of shares of Stock subject to Awards granted to an Independent Director in any calendar year shall not exceed 150,000 shares.

Section 6. Stock Options

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Nonstatutory Stock Option.

(a) Stock Options. Stock Options granted pursuant to this Section 6 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 6 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the Grant Date. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the Grant Date.

(ii) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

(iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the Grant Date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A) In cash, or by certified or bank check or other instrument acceptable to the Administrator;

(B) Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C) By a “cashless exercise” arrangement pursuant to which the optionee delivers to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure;

(D) To the extent provided for in the applicable Option Award agreement or approved by the Administrator, in its sole discretion, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or

(E) Any other method permitted by the Administrator.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Nonstatutory Stock Option.

(vi) Exercise Period following Termination. When an optionee’s employment (or other service relationship) with the Company and its Subsidiaries terminates, the optionee’s Stock Options may be exercised within the period of time specified in the Award Agreement evidencing the Option, to the extent that the Option is vested on the optionee’s Termination Date. In the absence of a specific period of time set forth in the Award Agreement a Stock Option shall remain exercisable (to the extent vested on the optionee’s Termination Date): (i) for three (3) months following the Termination Date upon any termination other than for Disability or death; or (ii) for twelve (12) months following the Termination Date upon termination for Disability or death, or if an optionee dies within three (3) months after his Termination Date; provided however that in no event shall any Option be exercisable after the expiration of the term of such Option.

(b) Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award Agreement regarding a given Option, or may agree in writing with respect to an outstanding Option, that the optionee may transfer his Nonstatutory Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

(c) Form of Settlement. Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Award Agreement.

Section 7. Stock Appreciation Rights

(a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive cash or shares of Stock, as determined by the Administrator, having a value on the date of exercise calculated as follows: (i) the Grant Date exercise price of a share of Stock is (ii) subtracted from the Fair Market Value of the Stock on the date of exercise and (iii) the difference is multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the Grant Date.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 6 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

(e) Exercise Period following Termination. When a recipient’s employment (or other service relationship) with the Company and its Subsidiaries terminates, the recipient’s Stock Appreciation Rights may be exercised within the period of time specified in the Award Agreement evidencing the Stock Appreciation Right, to the extent that the Stock Appreciation Right is exercisable on the recipient’s Termination Date. In the absence of a specific period of time set forth in the Award Agreement a Stock Appreciation Right shall remain exercisable (to the extent exercisable on the recipient’s Termination Date): (i) for three (3) months following the Termination Date upon any termination other than for Disability or death; or (ii) for twelve (12) months following the Termination Date upon termination for Disability or death, or if a recipient dies within three (3) months after his Termination Date; provided however that in no event shall any Stock Appreciation Right be exercisable after the expiration of the term of such Stock Appreciation Right.

Section 8. Restricted Stock Awards

(a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (if any) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to any exceptions or conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 8(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price, if any, from the grantee or the grantee’s legal representative. Unless otherwise stated in the written instrument evidencing the Restricted Stock Award, any Restricted Stock for which the grantee did not pay any purchase price and which is not vested at the time of the grantee’s termination of employment (or other service relationship) shall automatically be forfeited immediately following such termination.

(d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to forfeiture or the Company’s right of repurchase as provided in Section 8(c) above.

(e) Waiver, Deferral and Reinvestment of Dividends. The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

Section 9. Restricted Stock Units

(a) Nature of Restricted Stock Units. A Restricted Stock Unit is a bookkeeping entry representing the right to receive, upon its vesting, one share of Stock (or a percentage or multiple of one share of Stock if so specified in the Award Agreement evidencing the Award) for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Notwithstanding the foregoing, the Administrator, in its discretion, may determine either at the time of grant or at the time of settlement, that a Restricted Stock Unit shall be settled in cash. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the unissued shares of Stock underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate immediately following the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

Section 10. Unrestricted Stock Awards

(a) Grant or Sale of Unrestricted Stock. The Administrator may, in its sole discretion, grant (or sell at a purchase price (determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

(b) Restrictions on Transfers. The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

Section 11. Performance Share Awards

(a) Nature of Performance Share Awards. A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals; provided however that the Administrator, in its discretion, may provide either at the time of grant or at the time of settlement that a Performance Share Award will be settled in cash. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals, the periods during which performance is to be measured, and all other limitations and conditions.

(b) Restrictions of Transfer. Performance Share Awards, and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c) Rights as a Stockholder. A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive a stock certificate or book entry evidencing the acquisition of shares of Stock (unless the Administrator has provided for cash settlement) only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate immediately following the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

Section 12. Dividend Equivalent Rights

(a) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award (other than a Stock Option or a Stock Appreciation Right) or as a freestanding award. In no event shall Dividend Equivalent Rights be paid with respect to Stock Options or Stock Appreciation Rights. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may, but need not, provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

Section 13. Tax Withholding

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

(b) Payment in Stock. If provided in the instrument evidencing an Award, the Company may elect to have the statutory tax withholding obligation (up to the maximum individual statutory rate) satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due.

Section 14. Section 409A Awards

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A.

Section 15. Transfer, Leave Of Absence, Etc.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

Section 16. Amendments and Termination

Subject to requirements of law or any stock exchange or similar rules which would require a vote of the Company’s stockholders, the Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. If and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 4(c).

Section 17. Status of Plan

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

Section 18. Change in Control Provisions

(a) Upon the occurrence of a Change in Control as defined in this Section 18, the Administrator in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award; (ii) provide for termination of any Awards not exercised prior to the occurrence of a Change in Control; (iii) provide for payment to the holder of the Award of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the Change in Control in exchange for cancellation of the Award; (iv) adjust the terms of the Award in a manner determined by the Administrator to reflect the Change in Control; (v) cause the Award to be assumed, or new rights substituted therefor, by another entity; or (vi) make such other provision as the Administrator may consider equitable to the holders of Awards and in the best interests of the Company.

(b) “Change in Control” or “Change in Control of the Company” shall mean the occurrence of any one of the following:

(i) Any “Person”, as such term is used in Sections 13(d) and 14(d) of the Act, other than the Company or a Subsidiary, becomes a beneficial owner (within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange Act, directly or indirectly, in one or a series of transactions, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii) The consummation of a merger or consolidation of the Company with any other Person, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) The closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company;

(iv) Individuals who constitute the Board on the date hereof (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(v) A complete liquidation or dissolution of the Company;

provided, in each case, that such event also constitutes a “change in control event” within the meaning of the Treasury Regulation Section 1.409A-3(i)(5) if necessary to avoid the imposition of additional taxes under Section 409A.

Section 19. General Provisions

(a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

No Award under the Plan shall be a nonqualified deferred compensation plan, as defined in Code Section 409A, unless such Award meets in form and in operation the requirements of Code Section 409A(a)(2),(3), and (4).

Notwithstanding anything to the contrary contained in this Plan, Awards may be made to an individual who is a foreign national or employed or performing services outside of the United States on such terms and conditions different from those specified in the Plan as the Administrator considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. In lieu of delivery of stock certificates, the Company may, to the extent permitted by law and the Certificate of Incorporation and bylaws of the Company, issue shares of Stock hereunder in book entry form.

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such company’s insider trading policy, as in effect from time to time.

(e) Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

(f) Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan and any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit participants in the Plan to electronically execute applicable Plan documents (including but not limited to, Award Agreements) in a manner prescribed by the Administrator.

Section 20. Effective Date Of Plan

This Plan shall become effective upon approval by the holders of a majority of the shares of Stock of the Company present or represented and entitled to vote at a meeting of stockholders at which a quorum is present or by written consent of the stockholders. Subject to such approval by the stockholders, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

Section 21. Governing Law

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

* * * * *

As of December 10, 2018: 9,198,996 shares of Stock originally reserved for issuance under the Plan

Effective June 23, 2022: an additional 7,826,970 shares of Stock reserved for issuance under the Plan

Effective June 20, 2024: an additional 15,900,000 shares of Stock reserved for issuance under the Plan

ORGANOGENESIS HOLDINGS INC. 85 DAN ROAD CANTON, MA 02021

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ORGO2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                    V49604-P12225       KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORGANOGENESIS HOLDINGS INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a Vote FOR ALL director nominees listed in proposal 1 and FOR proposals 2, 3 and 4.
1. Election of Directors Nominees:	☐	☐	☐

    01)  Alan A. Ades        07)  Gary S. Gillheeney, Sr.

    02)  Robert Ades         08)  Michele Korfin

    03)  Michael J. Driscoll     09)  Arthur S. Leibowitz

    04)  Prathyusha Duraibabu    10)  Glenn H. Nussdorf

    05)  David Erani        11)   Gilberto Quintero

    06)  Jon Giacomin

					For	Against	Abstain

2. Approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in the Company's proxy statement for its 2024 annual meeting of shareholders.					☐	☐	☐

3. Approval of an amendment to our 2018 Equity Incentive Plan to increase the number of shares of Class A common stock reserved for issuance thereunder by 15,900,000 shares.					☐	☐	☐

4. Appointment of RSM US LLP as independent registered public accounting firm for fiscal year 2024.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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ORGANOGENESIS HOLDINGS INC.

Annual Meeting of Shareholders

June 20, 2024 11:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary S. Gillheeney, Sr. and Lori Freedman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of ORGANOGENESIS HOLDINGS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, EDT on June 20, 2024, at www.virtualshareholdermeeting.com/ORGO2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side